As filed with the Securities and Exchange Commission on March 2, 2009

Registration Statement No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

SL GREEN REALTY CORP.
(Exact name of registrant as specified in its charter)

Maryland (State or other jurisdiction of incorporation or organization)	420 Lexington Avenue New York, New York 10170 (212) 594-2700 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)	13-3956775 (I.R.S. employer identification number)

Marc Holliday
Chief Executive Officer
420 Lexington Avenue
New York, New York 10170
(212) 594-2700
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copy to:
Larry P. Medvinsky, Esq.
Clifford Chance US LLP
31 West 52nd Street
New York, NY 10019
(212) 878-8000

         Approximate date of commencement of proposed sale to public: From time to time after the effective date of this Registration Statement.

         If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

         If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. ☒

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. ☐

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

         If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☒

         If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act of 1933, check the following box. ☐

         Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Aggregate Price per Share(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee

Common Stock, $0.01 par value per share	2,000,000	$13.13	$26,260,000	$1,032.02

(1)
Estimated solely for the purpose of computing the amount of the registration fee in accordance with Rule 457(c) under the Securities Act of 1933. Estimate based on the average of the high and low prices of the registrant's common stock as reported on the New York Stock Exchange on February 26, 2009 pursuant to Rule 457(c) under the Securities Act of 1933.

PROSPECTUS

DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN

2,000,000 Shares
COMMON STOCK

        With this prospectus, we are offering participation in our Dividend Reinvestment and Stock Purchase Plan, or the Plan, to holders of our common stock, as well as to other interested investors. The Plan is a simple, convenient and low-cost means of investing in our common stock.

        You may participate in the Plan if you own our common stock. If you do not own any common stock, you can participate in the Plan by making your initial investment in our common stock through the Plan with a minimum initial investment of $1,000 (but no more than $10,000, unless we waive this limit). Once you are enrolled in the Plan, you may have the cash dividends on all or a portion of your common stock reinvested automatically with us at a discount to the market price ranging from 0% to 3%. The discount is initially expected to be 0%, but may be adjusted by us in our discretion at any time. Once you are enrolled in the Plan, you may buy additional shares of common stock by making optional cash investments of $250 to $10,000 per month. In some instances, however, we may permit greater optional cash investments.

        Your participation in the Plan is entirely voluntary, and you may terminate your participation at any time. If you do not elect to participate in the Plan, you will continue to receive cash dividends, if and when declared by our board of directors, in the usual manner.

        Our common stock is listed on the New York Stock Exchange, or the NYSE, under the ticker symbol "SLG." On February 26, 2009, the closing sale price of our common stock on the NYSE was $12.21 per share.

        Investing in our common stock involves risks that are described in the "Risk Factors" section of our Annual Report on Form 10-K for the year ended December 31, 2008 and other reports that we may file from time to time with the Securities and Exchange Commission.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or has determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 2, 2009.

        You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. The information appearing in this prospectus and the documents incorporated by reference herein or therein is accurate only as of their respective dates or on other dates which are specified in those documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

SUMMARY OF THE PLAN

        The following summary of our Dividend Reinvestment and Stock Purchase Plan, or the Plan, may omit information that may be important to you. You should carefully read the entire text of the Plan contained in this prospectus beginning on page 6 before you decide to participate in the Plan.

ENROLLMENT:	You can participate in the Plan if you currently own shares of our common stock by submitting a completed Enrollment Form. You may obtain an Enrollment Form (a copy of which is attached hereto as Exhibit A) from the Plan's Administrator, The Bank of New York Mellon. Please see Question 6 for more detailed information.
INITIAL INVESTMENT:
If you do not own any shares of our common stock, you can participate in the Plan by making an initial investment in our common stock through the Plan with a minimum initial investment, at the then current market price, of $1,000 but not more than $10,000, unless we waive this maximum limit. Please see Question 5 for more detailed information.
REINVESTMENT OF DIVIDENDS:
You can reinvest your cash dividends on all or a portion of your shares of our common stock. You will be able to purchase additional shares of common stock at a discount to the market price ranging from 0% to 3% by reinvesting your dividends. The discount is initially expected to be 0%, but may be adjusted by us at our discretion at any time. Please see Question 6 for more detailed information.
OPTIONAL CASH INVESTMENTS:
After you are enrolled in the Plan, you can buy additional shares of our common stock. You can invest a minimum of $250 up to a maximum of $10,000 in any one month. Under some circumstances, we may approve a written request to waive the $10,000 per month maximum amount. Shares of common stock purchased directly from us under the Plan pursuant to an approved request for waiver may be issued at a discount to the market price ranging from 0% to 3% without payment of trading fees. The discount is initially expected to be 0%, but may be adjusted by us at our discretion at any time. No discount will be available for common stock purchased in the open market or in privately negotiated transactions. Initially, optional cash investments of less than $10,000 will not be subject to a discount, but we reserve the right to grant a discount in the future. Please see Questions 6, 9 and 10 for more detailed information.
SOURCE OF SHARES:
The Administrator of the Plan will purchase shares of our common stock directly from us as newly issued shares of common stock, in the open market or in privately negotiated transactions with third parties. Please see Question 8 for more detailed information.
PURCHASE PRICE:
Shares of common stock purchased directly from us with reinvested dividends will be acquired at a price to you equal to the average of the daily high and low sales prices of the shares reported as New York Stock Exchange, or the NYSE, Composite Transaction for the five trading days immediately preceding the applicable "Investment Date" (as defined in Question 8).

Shares of common stock purchased on the open market with reinvested dividends will be acquired at a price to you equal to the average price paid by the Administrator for shares purchased through the Plan in the open market purchases.

Shares of common stock purchased with reinvested dividends may reflect a discount ranging from 0% to 3%. The discount is initially expected to be 0%, but may be adjusted by us at our discretion at any time.

Shares of common stock purchased directly from us with optional cash investments of less than $10,000 will be acquired at a price to you equal to 100% of the average of the daily high and low sales prices of the shares reported as NYSE Composite Transactions for the five trading days immediately preceding the applicable Investment Date.

Shares of common stock purchased on the open market with optional cash investments will be acquired at a price to you equal to the average price paid by the Administrator for shares purchased through the Plan in the open market purchases.

Shares of common stock purchased with optional cash investments of more than $10,000 pursuant to a request for waiver (as described in Question 10) may reflect a discount of 0% to 3% from the market price and will be based on the average of the daily high and low sales prices of the shares of common stock reported as NYSE Composite Transactions during a pricing period consisting of five trading days preceding the Investment Date.
Please see Questions 8 and 10 for more detailed information.
TRACKING YOUR INVESTMENTS:
You will receive periodic statements of the transactions made in your Plan account. These statements will provide you with details of the transactions and will indicate the share balance in your Plan account. You may also review your Plan account online at www.bnymellon.com/shareowner. Please see Question 14 for more detailed information.
ADMINISTRATION:
The Bank of New York Mellon serves as the Administrator of the Plan. You should send all correspondence with the Administrator to: The Bank of New York Mellon, c/o BNY Mellon Shareowner Services, P.O. Box 358035, Pittsburgh, PA 15252-8035. You may call the Administrator at 1-866-230-9138. Please see Question 4 for more detailed information.

THE COMPANY

        We are a self-managed real estate investment trust, or a REIT, with in-house capabilities in property management, acquisitions, financing, development, construction and leasing. We are the only such REIT to own, manage, lease, acquire and reposition office properties predominantly located in Manhattan. We own substantially all of our assets and conduct all of our business through our operating partnership. We are the sole managing general partner of our operating partnership and as of December 31, 2008, we owned approximately 96.06% of the outstanding partnership interests in our operating partnership. All of the management and leasing operations with respect to our wholly-owned properties are conducted through SL Green Management LLC. Our operating partnership owns a 100% interest in SL Green Management LLC.

        Our primary business objective is to maximize total return to stockholders through growth in funds from operations and appreciation in the value of our assets during any business cycle. We seek to achieve this objective by assembling a high quality portfolio of office properties in the New York Metro area and capitalizing on current opportunities in both the Manhattan and Suburban office markets through: (i) property acquisitions (directly or through joint ventures)—acquiring office properties at significant discounts to replacement costs and with fully escalated in-place rents at a discount to current market rents which provide attractive initial yields and the potential for cash flow growth, as well as properties with significant vacancies; (ii) property repositioning—repositioning acquired retail and commercial office properties that are under-performing through renovations, active management and proactive leasing; (iii) property dispositions; (iv) integrated leasing and property management; and (v) structured finance investments primarily in the New York Metro area. Generally, we focus on properties that are within a ten-minute walk of midtown Manhattan's primary commuter stations.

        As of December 31, 2008, we owned the following interests in commercial office properties in the New York Metro area, primarily in midtown Manhattan, a borough of New York City, or Manhattan. Our investments in the New York Metro area also include investments in Brooklyn, Queens, Long Island, Westchester County, Connecticut and New Jersey, which are collectively known as the Suburban assets:

Location	Ownership	Number of Properties	Square Feet	Weighted Average Occupancy(1)
Manhattan	Consolidated properties	21	13,782,200	97.5%
	Unconsolidated properties	8	9,429,000	95.4%
Suburban	Consolidated properties	28	4,714,800	89.0%
	Unconsolidated properties	6	2,941,700	93.8%

		63	30,867,700

(1)
The weighted average occupancy represents the total leased square feet divided by total available square feet.

        We also own investments in eight retail properties encompassing approximately 400,212 square feet, two development properties encompassing approximately 363,000 square feet and two land interests. In addition, we manage three office properties owned by third parties and affiliated companies encompassing approximately 1.0 million rentable square feet.

        We were incorporated in the State of Maryland on June 10, 1997. Our principal executive offices are located at 420 Lexington Avenue, New York, New York 10170 and our telephone number is (212) 594-2700. We maintain a website at www.slgreen.com. The information contained on or connected to our website is not incorporated by reference into this prospectus, and you must not consider the information to be a part of this prospectus.

RISK FACTORS

        Investment in our securities involves a high degree of risk. You should carefully consider the risks described in the section "Risk Factors" contained in our Annual Report on Form 10-K for the year ended December 31, 2008, which has been filed with the SEC, in addition to the other information contained in this prospectus or incorporated by reference herein, before making an investment decision. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially and adversely affect our business operations. Any of these risks described could materially adversely affect our business, financial condition, results of operations, or ability to make distributions to our stockholders. In such case, you could lose a portion of your original investment. In connection with the forward-looking statements that appear in this prospectus, you should carefully review the factors discussed in our Annual Report on Form 10-K for the year ended December 31, 2008 and the cautionary statements referred to in "Forward-Looking Statements May Prove Inaccurate" section of this prospectus.

FORWARD-LOOKING STATEMENTS MAY PROVE INACCURATE

        This document and the documents that are incorporated by reference herein contain forward-looking statements, within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act, that are subject to risks and uncertainties. Forward-looking statements include information concerning possible or assumed future results of our operations, including any forecasts, projections and plans and objectives for future operations. You can identify forward-looking statements by the use of forward-looking expressions such as "may," "will," "should," "expect," "believe," "anticipate," "estimate," "intend," "project," or "continue" or any negative or other variations on such expressions. Many factors could affect our actual financial results, and could cause actual results to differ materially from those in the forward-looking statements. These factors include, but are not limited to, the following:

  •
  general economic or business (particularly real estate) conditions, either nationally or in New York Metro area, being less favorable than expected if the credit crisis continues;

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  reduced demand for office space;

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  risks of real estate acquisitions;

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  risks of structured finance investments and borrowers;

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  availability and creditworthiness of prospective tenants and borrowers;

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  adverse changes in the real estate markets, including increasing vacancy, increasing availability of sublease space, decreasing rental revenue and increased insurance costs;

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  availability of capital (debt and equity);

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  unanticipated increases in financing and other costs, including a rise in interest rates;

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  market interest rates could adversely affect the market price for our common stock, as well as our performance and cash flows;

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  our ability to satisfy complex rules in order for us to qualify as a REIT, for federal income tax purposes, our operating partnership's ability to satisfy the rules in order for it to qualify as a partnership for federal income tax purposes, the ability of certain of our subsidiaries to qualify as REITs and certain of our subsidiaries to qualify as Taxable REIT Subsidiaries (as defined below) for federal income tax purposes, and our ability and the ability of our subsidiaries to operate effectively within the limitations imposed by these rules;

  •
  accounting principles and policies and guidelines applicable to REITs;

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  competition with other companies;

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  the continuing threat of terrorist attacks on the national, regional and local economies including, in particular, the New York Metro area and our tenants;

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  legislative or regulatory changes adversely affecting REITs and the real estate business; and

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  environmental, regulatory and/or safety requirements.

        We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks and uncertainties, the forward-looking events and circumstances discussed in this prospectus might not occur and actual results, performance or achievement could differ materially from that anticipated or implied in the forward-looking statements.

TERMS AND CONDITIONS OF THE PLAN

        The following questions and answers state the terms of our Dividend Reinvestment and Stock Purchase Plan and explain how it works. If you are a stockholder and do not participate in the Plan, you will receive cash dividends in the usual manner, as and when we declare and pay them. All references in this prospectus to "common stock" refer to our common stock, par value $0.01 per share.

PURPOSE

1.    WHAT IS THE PURPOSE OF THE PLAN?

        The primary purpose of the Plan is to give holders of record of our common stock and other interested investors a convenient and economical way to purchase and to reinvest all or a portion of their cash dividends in shares of common stock. A secondary purpose of the Plan is to provide us another way to raise additional capital for general corporate purposes through the sale of common stock under the Plan.

PARTICIPATION OPTIONS

2.    WHAT ARE MY INVESTMENT OPTIONS UNDER THE PLAN?

        Once enrolled in the Plan, you may buy shares of common stock through any of the following investment options:

  •
  FULL DIVIDEND REINVESTMENT.  You may reinvest cash dividends paid on all of your common stock to purchase additional shares of common stock. This option also permits you to make optional cash investments from $250 to $10,000 per month to buy additional shares of common stock.

  •
  PARTIAL DIVIDEND REINVESTMENT.  You may reinvest cash dividends paid on a specified amount of your shares of common stock to purchase additional shares of common stock. We will continue to pay you cash dividends on the remaining shares of common stock, when and if declared by our board of directors. This option also permits you to make optional cash investments from $250 to $10,000 per month to buy additional shares of common stock.

  •
  OPTIONAL CASH INVESTMENTS ONLY.  You may make optional cash investments from $250 to $10,000 per month to buy additional shares of common stock. Dividends on shares of common stock credited to your account under the Plan will be reinvested in additional shares. We will continue to pay you cash dividends, when and if declared by our board of directors, on the shares of common stock owned by you then or in the future, unless you designate the shares for reinvestment pursuant to the Plan. If you currently do not own any of our common stock, you can participate in the Plan by making a minimum initial investment of $1,000. You may request, and in some instances we may approve, a waiver from us permitting you to make optional cash investments in an amount greater than $10,000 per month. See Question 10 to learn how to request such a waiver.

BENEFITS AND DISADVANTAGES

3.    WHAT ARE THE BENEFITS AND DISADVANTAGES OF THE PLAN?

BENEFITS

        Before deciding whether to participate in the Plan, you should consider the following benefits of the Plan:

  •
  You may have the cash dividends on all or a portion of your shares of common stock reinvested automatically with us at a discount to the market price ranging from 0% to 3%.

  •
  There are no costs associated with the Plan that you must pay, except for costs related to your voluntary selling of shares of common stock or withdrawal from the Plan. Therefore, you will not pay trading fees or service fees to purchase common stock through the Plan. Please see the "Plan Service Fees Schedule" attached as Exhibit B for a detailed description of the costs for which you will be responsible.

  •
  You will get the convenience of having all or a portion of your cash dividends automatically reinvested in additional shares of common stock. Since the Administrator will credit fractional shares of common stock to your Plan account, you will receive full investment of your dividends and optional cash investments.

  •
  You will have the option of having your share certificates held for safekeeping by the Administrator, insuring your protection against loss, theft or destruction of the certificates representing your shares of common stock.

  •
  You will simplify your record keeping by receiving periodic statements which will reflect all current activity in your Plan account, including purchases, sales and latest balances.

  •
  You will have the flexibility of making optional cash investments of $250 to $10,000 in any one month to buy additional shares of common stock. You may make these optional cash investments on a regular or occasional basis.

  •
  Shares of common stock purchased directly from us under the Plan pursuant to an approved request for waiver may be issued at a discount to the market price without payment of trading fees. Initially, optional cash investments of less than $10,000 will not be subject to a discount, but we reserve the right to grant a discount in the future.

  •
  At any time, you may direct the Administrator to sell or transfer all or a portion of the shares of common stock held in your Plan account.

DISADVANTAGES

        Before deciding whether to participate in the Plan, you should consider the following disadvantages of the Plan:

  •
  We are not now offering a discount on purchases of common stock made through dividend reinvestments or optional cash investments, although we reserve the right to offer any discount in the future.

  •
  Without giving you prior notice, we may direct the Administrator to buy shares of common stock under the Plan either directly from us or in the open market or in privately negotiated transactions with third parties.

  •
  Your reinvestment of cash dividends will result in you being treated for federal income tax purposes as having received a dividend on the dividend payment date, to the extent of our earnings and profits. The dividend may give rise to a liability for the payment of income tax without providing you with immediate cash to pay the tax when it becomes due.

  •
  You may not know the actual number of shares of common stock that the Administrator of the Plan buys for your account until after the applicable Investment Date.

  •
  You must decide to make optional cash investments prior to the applicable Investment Date. Accordingly, your investments may be exposed to changes in market conditions.

  •
  The purchase price for the shares of common stock you purchase through the Plan is based on the average market prices for the shares during the applicable "Pricing Period." The "Pricing

    Periods" are described in Question 8. As a result, your purchase price may exceed (or be less than) the price of acquiring the shares on the open market on the applicable Investment Date.

  •
  Sales of common stock held in your Plan account may be delayed.

  •
  You will pay trading fees or, as described in Exhibit B, trading and transaction fees on the sale of common stock held in your Plan account.

  •
  The Administrator will not pay interest on funds that it holds pending reinvestment or investment.

  •
  You may not pledge shares of common stock deposited in your Plan account unless you withdraw the shares from the Plan.

  •
  If you direct the Plan to sell less than all of your shares of common stock held by the Plan, you will not be able to specifically identify which shares are sold for purposes of determining whether the sale results in short-term or long-term gain or loss for income tax purposes.

ADMINISTRATION

4.    WHO WILL ADMINISTER THE PLAN?

        ADMINISTRATOR.    The Bank of New York Mellon, or another entity as we may designate, will serve as the Administrator of the Plan. The Administrator:

  •
  acts as your agent;

  •
  keeps records of all Plan accounts;

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  sends your account statements to you;

  •
  buys and sells, on your behalf, all shares of common stock under the Plan; and

  •
  performs other duties relating to the Plan. You should send all correspondence with the Administrator to:

The Bank of New York Mellon
c/o BNY Mellon Shareowner Services
P.O. Box 358035
Pittsburgh, PA 15252-8035
Toll-free number: 1-866-230-9138
International number: 1-201-680-5300
For the Hearing Impaired (TDD): 1-800-231-5469

Internet:

        You may obtain information about your Plan account and perform a variety of transactions online at www.bnymellon.com/shareowner/isd. New investors will establish a Personal Identification Number (PIN) when setting up their account. For existing shareholders to gain access, use the 12-digit Investor Identification Number (IID) which can be found in a bolded box on your check stub, statement or advice to establish your PIN. In order to access your account online, you will be required to complete an account activation process. This one-time authentication process will be used to validate your identity in addition to your 12-digit IID and self-assigned PIN.

        You should contact the Administrator as soon as possible if any changes need to be made to your account information, such as any change of address.

        SUCCESSOR TO ADMINISTRATOR.    We may replace the Administrator at any time. The Administrator may resign as Administrator of the Plan at any time. In either case, we will appoint a successor Administrator, and will notify you of the change.

PARTICIPATION

5.    WHO IS ELIGIBLE TO PARTICIPATE IN THE PLAN?

        You may participate in the Plan if you qualify as either of the following:

  •
  You are a "registered holder," a person whose shares are registered in our transfer books in your name, or

  •
  You are a "beneficial owner," a holder of shares who has beneficial ownership of shares that are registered in a name other than your name (for example, in the name of a broker, bank or other nominee).

        Registered holders may participate in the Plan directly. If you are not a registered holder, you must either become a registered holder by having your shares transferred into your own name, or you must make arrangements with your broker, bank or other nominee to participate in the Plan on your behalf. Most major brokers, banks and other nominees will make such arrangements on your request. For instructions on enrolling, see Question 6.

        MINIMUM OWNERSHIP INTEREST.    There is no minimum requirement as to the number of shares of common stock that you must hold in your Plan account in order to participate in the Plan.

        If you are an interested investor but not yet a stockholder, you initially can purchase from us at least $1,000, but no more than $10,000 (unless we waive this limitation), of common stock in order to participate in the Plan. This initial purchase will enable you to participate in both the optional cash investment and dividend reinvestment portions of the Plan. You may purchase shares of common stock pursuant to this paragraph in the manner set forth in the response to Question 8.

        NON-TRANSFERABILITY OF RIGHT TO PARTICIPATE.    You may not transfer your right to participate in the Plan to another person.

        FOREIGN LAW RESTRICTIONS.    You may not participate in the Plan if it would be unlawful for you to do so in the jurisdiction where you are a citizen or reside. If you are a citizen or resident of a country other than the United States, you should confirm that by participating in the Plan you will not violate local laws governing, among other things, taxes, currency and exchange controls, stock registration and foreign investments.

        EXCLUSION FROM PLAN FOR SHORT-TERM TRADING OR OTHER PRACTICES.    You should not use the Plan to engage in short-term trading activities that could change the normal trading volume of the common stock. If you do engage in short-term trading activities, we may prevent you from participating in the Plan. We reserve the right to modify, suspend or terminate participation in the Plan, by otherwise eligible holders of common stock, in order to eliminate practices which are, in our sole discretion, not consistent with the purposes or operation of the Plan or which adversely affect the price of the common stock. In addition to short-term trading activities, we reserve the right to prevent you from participating in the Plan for any other reason. It is in our sole discretion to exclude you from or terminate your participation in the Plan.

ENROLLMENT

6.    HOW DO I ENROLL IN THE PLAN?

        If you are eligible to participate in the Plan, you may join the Plan at any time via the Internet at www.bnymellon.com/shareowner/isd, by telephoning or submitting an Enrollment Form to the Administrator. Once you enroll in the Plan, you will remain enrolled until you withdraw from the Plan or we terminate the Plan.

        THE ENROLLMENT FORM.    To enroll and participate in the Plan, you may complete an Enrollment Form (a copy of which is attached hereto as Exhibit A) and mail it to the Administrator in the enclosed courtesy reply envelope. If your shares of common stock are registered in more than one name (such as joint tenants or trustees), all registered holders must sign the Enrollment Form. If you are eligible to participate in the Plan, you may sign and return the Enrollment Form to join the Plan at any time.

        If you are a beneficial owner but not a record holder of shares of common stock, you must instruct your broker, bank or other nominee in whose name your shares are held to participate in the Plan on your behalf.

        If you are an interested investor but not presently our stockholder, and you desire to participate in the Plan by making an initial purchase from us of at least $1,000, but no more than $10,000, worth of our common stock, you may join the Plan via the Internet or by signing an Enrollment Form and forwarding it, together with the funds, to the Administrator. You may obtain an Enrollment Package at any time online, by calling the toll-free number provided or by writing to the Administrator at the address set forth in Question 4.

        CHOOSING YOUR INVESTMENT OPTION.    When completing the Enrollment Form, you should choose one of the three investment options discussed in Question 2 and repeated below:

  •
  "Full Dividend Reinvestment"—This option directs the Administrator to reinvest the cash dividends paid on all of the shares of common stock owned by you then or in the future in shares of common stock. This option also permits you to make optional cash investments from $250 to $10,000 per month to buy additional shares of common stock.

  •
  "Partial Dividend Reinvestment"—This option directs the Administrator to reinvest cash dividends paid on a specified number of shares of common stock then owned by you in shares of common stock. We will continue to pay you cash dividends on the remaining shares of common stock, when and if declared by our board of directors. This option also permits you to make optional cash investments from $250 to $10,000 per month to buy additional shares of common stock.

  •
  "Optional Cash Investments Only"—This option permits you to make optional cash investments from $250 to $10,000 per month to buy additional shares of common stock. Dividends on shares of common stock credited to your account under the Plan will be reinvested in additional shares of common stock. We will continue to pay you cash dividends, when and if declared by our board of directors, on the shares of common stock owned by you then or in the future, unless you designate the shares for reinvestment pursuant to the Plan.

        You should choose your investment option by checking the appropriate box on the Enrollment Form. If you sign and return an Enrollment Form without checking an option, the Administrator will choose the "Full Dividend Reinvestment" option and will reinvest all cash dividends on all shares of common stock registered in your name.

        The Administrator automatically will reinvest all cash dividends paid on all shares of common stock that you have designated for participation in the Plan until you indicate otherwise or withdraw from the Plan, or until we terminate the Plan. If you have elected to have your dividends reinvested, we will pay to the Administrator dividends on all shares of common stock held in your Plan account. The Administrator will credit the common stock purchased with your reinvested dividends to your Plan account.

        CHANGING YOUR INVESTMENT OPTION.    You may change your investment option by logging into your account online or completing and signing a new Enrollment Form and returning it to the Administrator of the Plan. The Administrator must receive any change at least three business days before the record date for a dividend payment in order for the change to become effective for that dividend payment. The Administrator also must receive any change in the number of shares of common stock that you have designated for partial dividend reinvestment at least three business days before the record date for a dividend payment in order to reinvest for the new number of shares on the next Investment Date.

7.    WHEN WILL MY PARTICIPATION IN THE PLAN BEGIN?

        The date on which the Administrator receives your properly completed Enrollment Form will determine the date on which the Administrator will buy shares of common stock for your account. If you choose either the full or partial dividend reinvestment option, the Administrator will begin to reinvest dividends on the Investment Date after receipt of your Enrollment Form, provided it receives the Enrollment Form at least three business days before the record date set for the related dividend payment.

        If you choose the optional cash investments only option and wish to invest $10,000 or less in any one month, the Administrator will purchase shares of common stock for you on the Investment Date after receipt of both your Enrollment Form and the good funds to be invested, provided it receives the Enrollment Form and funds by 12:00 p.m. on the last business day immediately preceding the Investment Date. If the Administrator receives your Enrollment Form and funds for optional cash investment after such time before the Investment Date, then the Administrator generally will hold your funds, without interest, for investment on the next Investment Date. Please see the provisions of Question 10 if you wish to invest more than $10,000.

        Once you enroll in the Plan, you will remain enrolled in the Plan until you withdraw from the Plan or we terminate the Plan.

PURCHASES

8.    HOW ARE SHARES PURCHASED UNDER THE PLAN?

        INITIAL PURCHASE OF COMMON STOCK.    If you are an interested investor but not yet our stockholder, then you initially may direct the Administrator to purchase for your account at least $1,000 (but no more than $10,000) worth of common stock, making you eligible to participate in the Plan. You may purchase your initial shares via EFT through the Administrator's website at www.bnymellon.com/shareowner. Alternatively, you make initial investment by completing, signing, and returning the Enrollment Form to the Administrator together with a check payable to "BNY Mellon/SL Green" in an amount from $1,000 to $10,000. The funds must be in U.S. currency drawn on a U.S. bank and mailed to the Administrator at the address set forth in Question 4. Third-party checks, cash, money orders, travelers checks, cashiers checks and checks not drawn on a U.S. Bank or not in U.S. currency will not be accepted and will be returned to the sender. The other provisions of this Question 8 will apply to your purchase of shares of common stock in this manner.

        SOURCE OF THE SHARES OF COMMON STOCK.    The Administrator will use all dividends reinvested through the Plan and all optional cash investments to buy either newly issued shares of common stock directly from us, or shares of common stock on the open market or in privately negotiated transactions with third parties, or a combination thereof, at our discretion. Shares of common stock purchased directly from us will consist of authorized but unissued shares of common stock, including shares held in our treasury, if any. Shares of common stock purchased on the open market will be made through BNY Mellon Securities, LLC, an affiliate of The Bank of New York Mellon and a registered broker dealer. We cannot revise our determination that shares purchased through the Plan will be purchased either (1) from us, or (2) on the open market or in privately negotiated transactions, more than once every three months.

        INVESTMENT DATES.    If the Administrator is purchasing your shares of common stock with reinvested dividends, your shares will be purchased beginning on the dividend payment date, or if that date is not a trading day, then on the next succeeding trading day. A trading day means a day on which trades in shares of common stock are reported on the principal market for those shares. If the Administrator is purchasing your shares of common stock with cash investments, your shares will be purchased beginning on the fifteenth day of the month, or if that date is not a trading day, then on the next succeeding trading day.

        You should be aware that when the Administrator is purchasing shares of common stock on the open market, regulations may require the Administrator to make the purchases on a date later than the date specified by the Plan.

        The date on which the Administrator purchases shares of common stock directly from us, or the first date on which the Administrator purchases shares in the open market, with respect to any dividend reinvestment or optional cash investment is sometimes referred to in the Plan as the "Investment Date" for the shares of common stock purchased in connection with that dividend reinvestment or optional cash investment.

        In the past, record dates for dividends have preceded the dividend payment dates by approximately two weeks. We historically have paid dividends on or about the fifteenth business day of each January, April, July and October. We cannot assure you that we will pay dividends according to this schedule in the future, and nothing contained in the Plan obligates us to do so. Neither we nor the Administrator will be liable when conditions, including compliance with the rules and regulations of the Securities and Exchange Commission, or the SEC, prevent the Administrator from buying shares of common stock or interfere with the timing of purchases.

        We pay dividends as and when declared by our board of directors. We cannot assure you that we will declare or pay a dividend in the future, and nothing contained in the Plan obligates us to do so. The Plan does not represent a guarantee of future dividends.

        PRICE OF SHARES OF COMMON STOCK.    Shares of common stock purchased through the Plan directly from us with reinvested dividends will be acquired at a price to you equal to the average of the daily high and low sales prices of the shares reported as NYSE Composite Transactions for the "Dividend Reinvestment Pricing Period," the five trading days immediately preceding the applicable Investment Date.

        Shares of common stock purchased through the Plan on the open market with reinvested dividends will be acquired at a price to you equal to the average price paid by the Administrator for shares purchased through the Plan in the open market purchases.

        Shares of common stock purchased with reinvested dividends may reflect a discount ranging from 0% to 3%. The discount is initially expected to be 0%, but may be adjusted by us at our discretion at any time.

        Shares of common stock purchased through the Plan directly from us with cash investments of less than $10,000 will be acquired at a price to you equal to 100% of the average of the daily high and low sales prices of the shares reported as NYSE Composite Transactions for the "Cash Investment Pricing

Period," the five trading days immediately preceding the applicable Investment Date. We reserve the right to grant a discount in the future for these investments.

        Shares of common stock purchased through the Plan on the open market with cash investments will be acquired at a price to you equal to the average price paid by the Administrator for shares purchased through the Plan in the open market purchases.

        Shares of common stock purchased pursuant to a request for waiver (as described in Question 10) may reflect a waiver discount of 0% to 3% from the market price and will be based on the average of the daily high and low sales prices of the shares of common stock reported as NYSE Composite Transactions during a Pricing Period consisting of five trading days preceding the Investment Date. Shares purchased pursuant to a request for waiver are also subject to the qualifications set forth under "Minimum Waiver Price" in Question 10 below.

        The price to you for shares of common stock purchased through the Plan, whether directly from us or in open market transactions, is sometimes referred to as the "purchase price" for such shares.

        Although we will pay all brokerage fees on shares purchased on the open market, for tax purposes, these fees will be considered as additional taxable dividend income to you. See Question 16 for a discussion of the principal federal income tax consequences of participating in the Plan. These fees are not expected to be substantial.

        Notwithstanding anything else to the contrary herein, under no circumstances will the price of a share of common stock acquired under the Plan (whether by reinvested dividends or cash payments) be less than 95% of the fair market value of such share determined as of the applicable Investment Date. For purposes of making the foregoing computation, (1) the fair market value of a share of common stock is the weighted average share price of all shares sold on the open market on the applicable Investment Date, and (2) if any trading fee is paid to acquire a share and not reimbursed by the Plan participant, it will be treated as an additional reduction in the price of such share.

        NUMBER OF SHARES TO BE PURCHASED.    If you elect to participate in the Plan by reinvesting your dividends, the Administrator will invest for you the total dollar amount equal to the sum of (1) the dividend on all shares of common stock, including fractional shares, held in your Plan account for which you have requested dividend reinvestment and (2) any optional cash investments to be made as of that Investment Date.

        If you elect to make only optional cash investments, the Administrator will invest for you the total dollar amount equal to any optional cash investments to be made as of that Investment Date.

        As of any Investment Date, the Administrator will purchase for your account the number of shares of common stock equal to the total dollar amount to be invested for you, as described above, divided by the applicable purchase price. The Administrator will deduct from the amount to be invested for you any amount that we are required to deduct for withholding tax purposes.

        ADMINISTRATOR'S CONTROL OF PURCHASE TERMS.    With respect to purchases of shares of common stock that the Administrator makes under the Plan, the Administrator, or a broker that the Administrator selects, will determine the following:

  •
  the exact timing of open market purchases;

  •
  the number of shares of common stock, if any, that the Administrator purchases on any one day or at any time of that day;

  •
  the prices for the shares of common stock that the Administrator pays;

  •
  the markets on which the Administrator makes the purchases; and

  •
  the persons, including brokers and dealers, from or through which the Administrator makes the purchases.

        COMMINGLING OF FUNDS.    When making purchases for an account under the Plan, we or the Administrator may commingle your funds with those of other investors participating in the Plan.

9.    HOW DO I MAKE OPTIONAL CASH INVESTMENTS?

        You may make optional cash investments at any time if you are (1) a registered holder of common stock, (2) an interested investor who has purchased from us at least $1,000 worth of common stock or (3) a beneficial owner of common stock and either have directed your broker, bank or other nominee in whose name your shares are held to transfer shares of common stock to your name or you have arranged with your broker, bank or other nominee in whose name your shares are held to participate in the Plan on your behalf.

        INITIAL CASH INVESTMENTS.    You may make an initial cash investment when enrolling in the Plan via the Internet or by sending your properly completed Enrollment Form along with a check, payable to "BNY Mellon/SL Green." You may send an amount from $1,000 to $10,000 made out in U.S. funds drawn on a U.S. bank to the Administrator at the address set forth in Question 4 for receipt by the Administrator by 12:00 p.m. on the last business day preceding an Investment Date. Please see Question 10 if you wish to make an optional cash investment of more than $10,000 in any month.

        OPTIONAL CASH INVESTMENTS.    Once you enroll in the Plan and make an initial investment, whether by dividend reinvestment or optional cash investment, the Administrator will attach a tear-off form to each statement of account it sends to you. To make an optional cash investment once enrolled in the Plan, you should return the tear-off portion of your statement and a check payable to the "BNY Mellon/SL Green," in an amount from $250 to $10,000 per month made out in U.S. funds drawn on a U.S. bank to the Administrator at the address set forth in Question 4 so that it is received by 12:00 p.m. eastern time on the last business day preceding an Investment Date.

        The Administrator will hold, without interest, all optional cash investments that it receives after 12:00 p.m. eastern time on the last business day before an Investment Date and before the next Investment Date. The Administrator will invest the held-over funds on the next Investment Date, provided that the next Investment Date falls within 35 or fewer days. If the next Investment Date will occur in more than 35 days, then the Administrator will return the funds to you, without interest.

        MINIMUM AND MAXIMUM LIMITS.    For any Investment Date that you choose to make an optional cash investment, you must invest at least $250 but not more than $10,000. You may invest an amount greater than $10,000 in any month only if you obtain a prior written waiver from us to do so. See Question 10 to learn how to request a waiver. Optional cash investments that exceed $10,000, unless the limit has been waived, will be returned without interest.

        ITEMS TO REMEMBER WHEN MAKING OPTIONAL CASH INVESTMENTS.    When making your optional cash investment, you should consider the following:

  •
  All optional cash investments must equal at least $250 but not more than $10,000 per month (unless we waive this maximum limit);

  •
  You do not have to make an optional cash investment in any month;

  •
  You do not have to send the same amount of cash payment each month;

  •
  You must make all optional cash investments in United States dollars; and

  •
  You must send optional cash investments in the form of a check payable to the Administrator. Do not send cash.

        REFUNDS OF UNINVESTED OPTIONAL CASH INVESTMENTS.    To obtain a refund of optional cash investments which the Administrator has not yet invested, you must contact the Administrator at the address set forth in Question 4. The Administrator must receive your request no later than five business days prior to the Investment Date in order to refund your money for the Investment Date.

        NO INTEREST ON OPTIONAL CASH INVESTMENTS.    You will not earn interest on optional cash investments held pending investment. We therefore suggest that you send any optional cash investment that you wish to make so as to reach the Administrator as close as possible to 12:00 p.m. on the last business day preceding the next Investment Date. You should contact the Administrator if you have any questions regarding these dates.

        RETURNED CHECKS FOR INSUFFICIENT FUNDS.    In the event that any check is returned unpaid for any reason, the Administrator will consider the request for investment of the money null and void and will immediately remove from the participant's account any shares of common stock purchased upon the prior credit of the money. The Administrator will be entitled to sell these shares of common stock to satisfy any uncollected amounts. If the net proceeds of the sale of the shares of common stock are insufficient to satisfy the balance of the uncollected amounts, the Administrator will be entitled to sell additional shares of common stock from the participant's account to satisfy the uncollected balance. A $35.00 fee will be charged for any deposit returned unpaid.

10.    MAY I INVEST MORE THAN THE PLAN MAXIMUM OF $10,000?

        Yes, if you request a waiver of the optional cash investment limit and we grant your waiver request. Upon receipt of a written waiver form from an investor, we will consider waiving the maximum investment limit. Grants of waiver requests will be made in our sole discretion based on a variety of factors, which may include: our current and projected capital needs, prevailing market prices of our common stock and other securities, and general economic and market conditions.

        Shares purchased in excess of the Plan's maximum investment amount will be priced as follows:

  •
  Investments for which a waiver has been granted will be made subject to a "pricing period," which will generally consist of one (1) to fifteen (15) separate days during which trading of our common stock is reported on the NYSE. Each of these separate days will be an "investment date," and an equal proportion of the investment amount will be invested on each trading day during such pricing period, subject to the qualifications listed below. The purchase price for shares acquired on a particular investment date will be equal to 100% (subject to change as provided below) of the volume-weighted average price (less any applicable discount), rounded to four decimal places, of our common stock as reported by the NYSE only, obtained from Bloomberg, LP, for that investment date. Funds for such investments must be received by the Administrator not later than the business day before the first day of the pricing period.

  •
  We may establish a minimum, or "threshold," price for any pricing period that the volume-weighted average price, rounded to four decimal places, of our common stock must equal or exceed during each trading day of the pricing period for investments made pursuant to a waiver request.

  •
  If we decide to establish a threshold price for a particular pricing period, the threshold price for any investments made pursuant to a request for waiver will be a stated dollar amount that the volume-weighted average price, rounded to four decimal places, of our common stock, as reported by the NYSE for each trading day in the relevant pricing period, must equal or exceed. If the threshold price is not satisfied for a trading day in the pricing period, then that trading day and the trading prices for that day will be excluded from the pricing period.

  •
  We will only establish a threshold price if shares will be purchased directly from us in connection with the relevant pricing period (please see first bullet above). If we have established a threshold price with respect to the relevant pricing period, then we will exclude from the pricing period any trading day that the volume-weighted average price is less than the threshold price and refund that day's proportional investment amount. For example, if the threshold price is not met for two (2) of the trading days in a ten-day pricing period, then we will return 20% of the funds you submitted in connection with your waiver request, without interest, unless we have activated the pricing period extension feature for the pricing period, as described below.

  •
  Neither we nor the Administrator are required to notify you that a threshold price has been established for any pricing period.

  •
  We may elect to activate for any particular pricing period a pricing period extension feature which will provide that the initial pricing period be extended by the number of days that the threshold price is not satisfied, subject to a maximum of five (5) trading days. If we elect to activate the pricing period extension feature and the threshold price is satisfied for any additional day that has been added to the initial pricing period, that day will be included as one of the trading days for the pricing period instead of the day on which the threshold price was not met. For example, if the determined pricing period is ten (10) days, and the threshold price is not satisfied for three (3) out of those ten (10) days in the initial pricing period, and we had previously announced in the bid-waiver form that the pricing period extension feature was activated, then the pricing period will be automatically extended, and if the threshold price is satisfied on the next three (3) trading days (or a subset thereof), then those three (3) days (or subset thereof) will become investment dates in lieu of the three (3) days on which the threshold price was not met. As a result, because there were ten (10) trading days during the initial and extended pricing period on which the threshold price was satisfied, all of the funds that you include with your request for waiver will be invested.

  •
  Newly issued shares purchased pursuant to a request for waiver will be posted to participants' accounts within three (3) business days following the end of the applicable pricing period, or, if we elect to activate the continuous settlement feature, within three (3) business days of each separate investment date beginning on the first investment date in the relevant pricing period and ending on the final investment date in the relevant pricing period, with an equal amount being invested on each day, subject to the qualifications set forth above. During any month when we are proposing to grant requests for waiver for one or more investments, we may elect to activate the continuous settlement feature for such investments by announcing in the bid-waiver form that we will be doing so. The purchase price of shares acquired on each investment date will be equal to the volume-weighted average price obtained from Bloomberg, LP (unless such service is unavailable, in which case we will designate another service to be utilized before the beginning of the pricing period), rounded to four decimal places, for each of the investment dates during the pricing period, assuming the threshold price is met on that day, less any discount that we may decide to offer. For each pricing period (assuming the threshold price is met on each trading day of that pricing period), we would have a separate settlement of each investment dates' purchases, each based on the volume-weighted average price for the trading day relating to each of the investment dates during the pricing period.

  •
  Waiver request forms and information regarding the establishment of a threshold price, if any, may be obtained by contacting the Administrator at (201) 680-5300 or waivers@bnymellon.com.

11.    WHAT IF I HAVE MORE THAN ONE ACCOUNT?

        For purposes of the limitations discussed in Question 10, we may aggregate all optional cash investments for Plan participants with more than one account using the same social security or taxpayer identification number, or TIN. If you are unable to supply a social security number or TIN, we may limit your participation to only one Plan account.

        For purposes of the Plan, we may aggregate all Plan accounts that we believe, in our sole discretion, to be under common control or management or to have common ultimate beneficial ownership. Unless we have determined that reinvestment of dividends and optional cash investments for each such account would be consistent with the purposes of the Plan, we will have the right to aggregate all the accounts and to return, without interest, within 30 for dividend reinvestment, or 35 for optional cash investment, days of receipt, any amounts in excess of the investment limitations applicable to a single account received in respect of all the accounts.

CERTIFICATES

12.    WILL I RECEIVE CERTIFICATES FOR SHARES PURCHASED?

        SAFEKEEPING OF CERTIFICATES.    Unless your shares of common stock are held by a broker, bank or other nominee, we will register shares of common stock that the Administrator purchases for your account under the Plan in your name. The Administrator will credit the shares to your Plan account in "book-entry" form. This service protects against the loss, theft or destruction of certificates evidencing shares of common stock.

        You also may send to the Administrator for safekeeping all certificates for shares of common stock which you hold. The Administrator will credit the shares of common stock represented by the certificates to your account in "book-entry" form and will combine the shares with any whole and fractional shares then held in your Plan account. In addition to protecting against the loss, theft or destruction of your certificates, this service also is convenient if and when you sell shares of common stock through the Plan. See Question 13 to learn how to sell your shares of common stock under the Plan.

        You may deposit certificates for shares of common stock into your account regardless of whether you have previously authorized reinvestment of dividends. The Administrator automatically will reinvest all dividends on any shares deposited in accordance with the Plan, unless you have instructed the Administrator otherwise.

        To deposit certificates for safekeeping under the Plan, you should send your share certificates, in non-negotiable form, to the Administrator by insured mail at the address specified in Question 4. You may withdraw any shares deposited for safekeeping by contacting the Administrator.

        ISSUANCE OF CERTIFICATES.    Upon your contacting the Administrator or upon our termination of the Plan, the Administrator will issue and deliver to you certificates for all whole shares of common stock credited to your Plan account. The Administrator will not issue certificates for fractional shares of common stock but will issue a check representing the value of any fractional shares of common stock valued at the then current market price. The Administrator will handle the requests at no cost to you. The Administrator will continue to credit any remaining whole or fractional shares of common stock to your account.

        EFFECT OF REQUESTING CERTIFICATES IN YOUR NAME.    If you request a certificate for whole shares of common stock held in your account, either of the following may occur:

  •
  If you maintain an account for reinvestment of dividends, then the Administrator will continue to reinvest all dividends on the shares of common stock for which you requested a certificate so long as the shares remain registered in your name; and

  •
  If you maintain an account only for optional cash investments, then the Administrator will not reinvest dividends on shares of common stock for which you requested a certificate unless and until you submit an Enrollment Form to authorize reinvestment of dividends on the shares registered in your name.

SALE OF SHARES

13.    HOW DO I SELL SHARES?

        SALE OF SHARES HELD IN YOUR ACCOUNT.    You may contact the Administrator via Internet, Interactive Voice Response, or the IVR system or in writing to sell all or any part of the shares of common stock held in your Plan account.

        To place a sale order via the Internet, log in to your account through Investor ServiceDirect at www.bnymellon.com/shareowner/isd (see Question 4 for access information).

        To place a sale order via the IVR system, telephone the Administrator's shareholder service center at 1-866-230-9138 and enter your Investor ID number at the prompt. Select the menu option for sales. The IVR is confidential, secure and provides a unique confirmation number for each transaction that you execute.

        To place a sale order by mail, complete, sign and return the tear-off portion of your account statement to the Administrator at the address set forth in Question 4. If there is more than one name or owner on the Plan account, all Participants must sign the tear-off portion of the account statement.

        The Administrator aggregates all requests to sell shares of common stock and then sells the total share amount on the open market through BNY Mellon Securities, LLC. Your sale request will be processed and your shares will, subject to market conditions and other factors, generally be sold within 24 hours of receipt of your request. Please note that the Administrator cannot and does not guarantee the actual sale date or price, nor can it stop or cancel any outstanding sales or issuance requests. All requests are final. The Administrator will mail a check to you (less applicable sales fees) on the settlement date, which is three business days after your shares have been sold. The sale check will include a stub detailing the trade, as well as Form 1099-B, which should be retained for your tax records.

        You should be aware that the price of our common stock may fall during the period between a request for sale, its receipt by the Administrator and the ultimate sale on the open market. Instructions sent to the Administrator to sell shares of common stock may not be rescinded.

        If you sell or transfer only a portion of the shares of common stock in your Plan account, you will remain a participant in the Plan and may continue to make optional cash investments and reinvest dividends. The Administrator will continue to reinvest the dividends on the shares of common stock credited to your account unless you notify the Administrator that you wish to withdraw from the Plan.

        COSTS OF SELLING SHARES.    The Plan requires you to pay all costs associated with the sale of your shares of common stock under the Plan. Please see the "Plan Service Fees Schedule" attached as Exhibit B hereto for a detailed description of the costs.

        TERMINATION OF YOUR ACCOUNT UPON SALE OF ALL SHARES.    If the Administrator sells all shares of common stock held in your Plan account, the Administrator will automatically terminate your account. In this case, you will have to re-enrolled online or complete and file a new Enrollment Form to rejoin the Plan.

REPORTS

14.    HOW WILL I KEEP TRACK OF MY INVESTMENTS?

        Each time the Administrator makes an investment for your account, whether by reinvestment of dividends or by optional cash investment, the Administrator will send you a detailed statement that will provide the following information with respect to your Plan account:

  •
  total cash dividends received;

  •
  total optional cash investments received;

  •
  total number of shares of common stock purchased, including fractional shares;

  •
  price paid per share of common stock;

  •
  date of share purchases;

  •
  total number of shares of common stock sold;

  •
  price obtained per share of common stock;

  •
  date of share sales; and

  •
  total number of shares of common stock in your Plan account.

        You should retain these statements to determine the tax cost basis of the shares of common stock purchased for your account under the Plan.

WITHDRAWAL

15.    HOW WOULD I WITHDRAW FROM PARTICIPATION IN THE PLAN?

        HOW TO WITHDRAW FROM THE PLAN.    You may withdraw from the Plan at any time. You may withdraw from the Plan by providing written notice instructing the Administrator to terminate your account or via the IVR system by telephoning the Administrator's shareholder service center at 1-866-230-9138 and making the appropriate menu selections. The Administrator must receive notice three business days before the record date for any dividend payment in order to terminate your account prior to the dividend payment date. The Administrator will continue to hold your shares in book-entry form unless you request them to be issued or sold.

        ISSUANCE OF SHARE CERTIFICATES UPON WITHDRAWAL FROM PLAN.    Upon termination of your Plan account, the Administrator will issue to you share certificates for any whole shares of common stock in your account. The Administrator will convert to cash any fractional shares held in your account at the time of termination at the then current market price of the shares of common stock. After the Administrator terminates your account, we will pay to you all cash dividends on the shares of common stock owned by you unless you rejoin the Plan.

        SELLING SHARES UPON WITHDRAWAL FROM PLAN.    As an alternative to receiving share certificates, upon termination of your Plan account you may request, via the Internet, IVR system or in writing, that the Administrator sell all or a portion of the shares of common stock (both whole and fractional) in your account. If you instruct the Administrator only to sell a portion of your shares of common stock, then the Administrator will issue to you certificates for the remaining shares. The Administrator will mail to you a check for the proceeds of the sale, less applicable trading fees, service charges and any taxes. Please see Question 13 to learn how the Administrator sells shares of common stock under the Plan.

        REJOINING THE PLAN AFTER WITHDRAWAL.    After you withdraw from the Plan, you may rejoin the Plan at any time by re-enrolling online or filing a new Enrollment Form with the Administrator. However, the Administrator has the right to reject the Enrollment Form if you repeatedly join and withdraw from the Plan, or for any other reason. The Administrator's exercise of this right is intended to minimize unnecessary administrative expenses and to encourage use of the Plan as a long-term stockholder investment service.

TAXES

16.    WHAT ARE SOME OF THE MATERIAL TAX CONSEQUENCES OF MY PARTICIPATION IN THE PLAN?

        The following summarizes the material federal income tax consequences of participating in the Plan. This summary is for general information only. It does not constitute tax advice and does not reflect every possible tax outcome or consequence that may result from participating in the Plan. Except as otherwise provided, this summary does not address your tax consequences unless you are both a United States citizen (or a resident alien) and hold your stock as a capital asset (as defined in the Code). We advise you to consult your own tax advisors to determine the tax consequences particular to your situation, including any applicable federal, state, local or foreign income and other tax consequences that may result from participating in the Plan or selling stock acquired under the Plan. Any state tax consequences will vary from state to state, and any tax consequences to you if you reside outside the United States will vary from jurisdiction to jurisdiction.

        REINVESTMENT OF DIVIDENDS PAID ON SHARES OF COMMON STOCK.    For federal income tax purposes, if you elect to reinvest the cash dividends paid on your shares through the Plan, you will nevertheless be treated as if you received a distribution from us with respect to your shares on the Investment Date. The amount of this deemed distribution (the "Deemed Distribution") will equal (1) any trading fees we pay on your behalf (such as in the case of stock purchased on the open market) plus (2) the fair market value, as of the Investment Date, of the stock purchased with your reinvested dividends. (Because your Deemed Distribution is based on the fair market value of the purchased shares determined as of the Investment Date, the amount of your Deemed Distribution may differ from the actual purchase price of the shares acquired for you).

        Your Deemed Distribution will first be treated as a taxable dividend (ordinary income) to the extent of our current and accumulated earnings and profits. To the extent your Deemed Distribution exceeds our current and accumulated earnings and profits, it will be treated as a return of capital to you to the extent of your basis in your shares of common stock, and thereafter as gain from the sale of your shares of common stock. In addition, if we designate part or all of our distributions as capital gain dividends, those designated amounts will be treated by you as long-term capital gains. If you are a corporation, regardless of whether your Deemed Distribution (or any other distribution from us) is taxable as a dividend, you will not be able to claim any dividends received deduction.

        Except for costs related to selling shares at your direction, or your withdrawal from the Plan, we will pay all expenses of administering the Plan. Consistent with the conclusion reached by the Internal Revenue Service (the "Service") in a private letter ruling issued to another taxpayer, we intend to take the position that the costs of administering the Plan do not result in taxable income to you or reduce the basis of your shares. However, because the private letter ruling was issued to another taxpayer, we have no legal right to rely on its conclusions and there can be no assurance that the Service will accept our position on Plan costs. For this or other reasons, we may in the future take a different position with respect to such costs.

        Your tax basis in the shares of common stock acquired for your Plan account on any particular Investment Date will generally equal your Deemed Distribution for that Investment Date. Your holding period in the shares will generally begin on the day after the Investment Date.

        OPTIONAL CASH INVESTMENTS.    For federal income tax purposes, if you elect to purchase shares of common stock from us with a cash investment, you will not be treated as receiving a distribution from us unless we pay trading fees on your behalf or your shares are purchased at a discount, in which case the amount of the deemed distribution (the "Deemed Distribution") will equal the sum of (1) any trading fees paid on your behalf plus (2) the fair market value of any discount (measured by the number of additional shares you acquired as a result of the discount) as of the Investment Date. (Because your Deemed Distribution attributable to any discount is based on the fair market value of the discount determined as of the Investment Date, the amount of your Deemed Distribution attributable to discount may differ from the actual amount of the discount). Shares of common stock purchased through the Plan with cash investments under $10,000 do not currently enjoy any discount. We may grant a discount with respect to shares purchased pursuant to a request for waiver. See the discussion earlier under the caption "HOW ARE SHARES PURCHASED UNDER THE PLAN?"

        Whether a Deemed Distribution that relates to a cash investment will result in income or reduce the basis in your stock will be determined in the same manner as in the case of a Deemed Distribution that relates to reinvested dividends.

        Your tax basis in the shares of common stock acquired for your Plan account on any particular Investment Date will generally equal the sum of your Deemed Distribution for that Investment Date plus the amount of your cash investment. Your holding period in the shares will generally begin on the day after the Investment Date.

        INCOME TAX WITHHOLDING AND ADMINISTRATIVE EXPENSES.    We or the Administrator may be required to deduct "backup withholding" from the dividends that we pay to any stockholder, regardless of whether the dividends are reinvested pursuant to the Plan. Similarly, the Administrator may be required to deduct backup withholding from the proceeds of shares of common stock sold from your Plan account. You will be subject to backup withholding if:

  •
  you fail to properly furnish us and the Administrator with your correct TIN;

  •
  the Service or any other governmental body or agency notifies us or the Administrator that you have provided an incorrect TIN;

  •
  the Service notifies us or the Administrator that backup withholding should be commenced because you failed to properly report dividends paid to you; or

  •
  when required to do so, you fail to certify, under penalties of perjury, that you are not subject to backup withholding.

        If you are a foreign stockholder whose distributions are subject to federal income tax withholding at the 30% rate (or a lower treaty rate), the appropriate amount will be withheld and the balance will be used to purchase shares of common stock that will then be credited to your account. As a result of the Small Business Job Protection Act of 1996, we intend to withhold an additional 10% of any distribution to a foreign stockholder to the extent it exceeds our current and accumulated earnings and profits.

        All withholding amounts will be withheld from dividends before the dividends are reinvested under the Plan. Therefore, if you are subject to withholding, dividends which would otherwise be available for reinvestment under the Plan will be reduced by the withholding amount. Any amount paid as withholding will be treated as distributed to you and creditable against your income tax liability.

        DISPOSITION.    If you withdraw shares of common stock from the Plan and receive whole shares of common stock, you will not realize any taxable income. However, if you receive cash for a fraction of a share, you will be required to recognize gain or loss with respect to the fraction. You also will be required to recognize a gain or loss upon any sale of your shares, whether the shares are sold by the

Administrator on your behalf or sold by you after you withdraw the shares from the Plan. Generally, the amount of the gain or loss that you will be required to recognize will be the difference between the amount that you receive for the shares of common stock and your tax basis in those shares.

        EXCEEDING THE OWNERSHIP LIMIT SET FORTH IN OUR ARTICLES OF INCORPORATION.    For us to qualify as a REIT under the Code, among other things, not more than 50% in value of our outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals during the last half of a taxable year, other than the first year, and the shares of capital stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months, other than the first year, or during a proportionate part of a shorter taxable year. Pursuant to the Code, common stock held by specific types of entities, such as pension trusts qualifying under Section 401(a) of the Code, United States investment companies registered under the Investment Company Act of 1940, as amended, partnerships, trusts and corporations, will be attributed to the beneficial owners of these entities for purposes of the five or fewer requirement. Generally, for the purposes of restrictions on ownership, the beneficial owners of these entities will be counted as our stockholders.

        In order to protect us against the risk of losing our status as a REIT due to a concentration of ownership among our stockholders, our articles of incorporation, subject to exceptions, provide that no shareholder may own, or be deemed to own by virtue of certain attribution provisions of the Code, more than 9.0%, which we refer to as the "Ownership Limit," of the aggregate number or value of our outstanding shares of common stock. Limitations on the ownership of preferred stock may also be imposed by us. Any direct or indirect ownership of shares of stock in excess of the Ownership Limit or that would result in our disqualification as a REIT, including any transfer that results in shares of capital stock being owned by fewer than 100 persons or results in our being "closely held" within the meaning of Section 856(h) of the Code, shall be null and void, and the intended transferee will acquire no rights to the shares of capital stock. The foregoing restrictions on transferability and ownership will not apply if our board of directors determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT. Our board of directors may, in its sole discretion, waive the Ownership Limit if evidence satisfactory to the board of directors and our tax counsel is presented that the changes in ownership will not then or in the future jeopardize our REIT status and our board of directors otherwise decides that this action is in our best interest.

        Shares of capital stock owned, or deemed to be owned, or transferred to a shareholder in excess of the Ownership Limit will automatically be converted into shares of excess stock that will be transferred, by operation of law, to the trustee of a trust for the exclusive benefit of one or more charitable organizations described in Section 170(b)(1)(A) and 170(c) of the Code. The trustee of the trust will be deemed to own the excess stock for the benefit of the charitable beneficiary on the date of the violative transfer to the original transferee-shareholder. Any dividend or distribution paid to the original transferee-shareholder of excess stock prior to the discovery by us that capital stock has been transferred in violation of the provisions of our articles of incorporation shall be repaid to the trustee upon demand. Any dividend or distribution authorized and declared but unpaid shall be rescinded as void from the beginning with respect to the original transferee-shareholder and shall instead be paid to the trustee of the trust for the benefit of the charitable beneficiary. Any vote cast by an original transferee-shareholder of shares of capital stock constituting excess stock prior to the discovery by us that shares of capital stock have been transferred in violation of the provisions of the articles of incorporation shall be rescinded as void from the beginning. While the excess stock is held in trust, the original transferee-shareholder will be deemed to have given an irrevocable proxy to the trustee to vote the capital stock for the benefit of the charitable beneficiary. The trustee of the trust may transfer the interest in the trust representing the excess stock to any person whose ownership of the shares of capital stock converted into this excess stock would be permitted under the Ownership Limit. If this transfer is made, the interest of the charitable beneficiary shall terminate and the proceeds of the sale shall be payable to the original transferee shareholder and to the charitable beneficiary as described herein. The original transferee-shareholder shall receive the lesser of (a) the price paid by the original transferee-shareholder for the shares of capital stock that were converted into excess stock or, if the original transferee-shareholder did not give value for the shares, the average closing price for the class of shares from which the shares of capital stock were converted for the ten trading days immediately preceding the sale or gift, and (b) the price received by the trustee from the sale or other disposition of the excess stock held in trust. The trustee may reduce the amount payable to the original transferee-shareholder by the amount of dividends and distributions relating to the shares of excess stock which have been paid to the original transferee-shareholder and are owed by the original transferee-shareholder to the trustee. Any proceeds in excess of the amount payable to the original transferee-shareholder shall be paid by the trustee to the charitable beneficiary. Any liquidation distributions relating to excess stock shall be distributed in the same manner as proceeds of a sale of excess stock. If the foregoing transfer restrictions are determined to be void or invalid by virtue of any legal decision, statute, rule or regulations, then the original transferee-shareholder of any shares of excess stock may be deemed, at our option, to have acted as an agent on behalf of us in acquiring the shares of excess stock and to hold the shares of excess stock on our behalf.

        In addition, we will have the right, for a period of 90 days during the time any shares of excess stock are held in trust, to purchase all or any portion of the shares of excess stock at the lesser of (a) the price initially paid for the shares by the original transferee-shareholder, or if the original transferee-shareholder did not give value for the shares, the average closing price for the class of stock from which the shares of excess stock were converted for the ten trading days immediately preceding the sale or gift, and (b) the average closing price for the class of stock from which the shares of excess stock were converted for the ten trading days immediately preceding the date we elect to purchase the shares. We may reduce the amount payable to the original transferee-shareholder by the amount of dividends and distributions relating to the shares of excess stock which have been paid to the original transferee-shareholder and are owed by the original transferee-shareholder to the trustee. We may pay the amount of the reductions to the trustee for the benefit of the charitable beneficiary. The 90-day period begins on the later date of which notice is received of the violative transfer if the original transferee-shareholder gives notice to us of the transfer or, if no notice is given, the date the board of directors determines that a violative transfer has been made.

        These restrictions will not preclude settlement of transactions through the NYSE.

        All certificates representing shares of stock will bear a legend referring to the restrictions described above.

        Each shareholder shall upon demand be required to disclose to us in writing any information with respect to the direct, indirect and constructive ownership of capital stock of our company as the board of directors deems necessary to comply with the provisions of the Code applicable to REITs, to comply with the requirements of any taxing authority or governmental agency or to determine any such compliance.

        The Ownership Limit may have the effect of delaying, deferring or preventing a change in control of our company unless the board of directors determines that maintenance of REIT status is no longer in the best interest of our company.

17.    HOW CAN I VOTE MY SHARES?

        We will send you proxy materials for any meeting of stockholders in order to vote all whole shares of common stock credited to your account. You may vote your shares of common stock either by designating the vote of the shares by proxy or by voting the shares in person at the meeting of stockholders.

18.    WHAT ARE THE COSTS OF THE PLAN?

        There are no trading fees or service charges on shares of common stock purchased from us for your account. We will pay brokerage fees on shares of common stock purchased on the open market for your account and, for tax purposes, these fees will be considered as additional dividend income to you. We will pay all costs of administering the Plan, except as stated below. You will be responsible for any fees payable in connection with your sale of shares from the Plan. The Administrator will charge nominal fees for various services, including, but not limited to, sales of shares of common stock, preparing transcripts of accounts (in addition to normal monthly statements) and other special requests. These charges must be borne by you. Please see the "Plan Service Fees Schedule" attached as Exhibit B hereto for a detailed description of the costs.

19.    WHAT ARE YOUR AND THE ADMINISTRATOR'S RESPONSIBILITIES?

        We, any of our agents and the Administrator, in administering the Plan, are not liable for any act done in good faith or for any good faith failure to act, including, without limitation, any claim of liability (i) arising from the failure to terminate your account upon your death or judgment of incompetence prior to the Administrator's receipt of notice in writing of the death; (ii) relating to the prices and times at which the Administrator buys or sells shares of common stock for your account; or (iii) relating to any fluctuation in the market value of the common stock.

        We, any of our agents and the Administrator will not have any duties, responsibilities or liabilities other than those expressly set forth in the Plan or as imposed by applicable laws, including federal securities laws. Since the Administrator has assumed all responsibility for administering the Plan, we specifically disclaim any responsibility for any of the Administrator's actions or inactions in connection with the administration of the Plan. None of our directors, officers or stockholders shall have any personal liability under the Plan.

20.    CAN I PLEDGE MY SHARES UNDER THE PLAN?

        You may not pledge any shares of common stock credited to your Plan account. Any attempted pledge will be void. If you wish to pledge your shares of common stock, you first must withdraw the shares from the Plan. See Question 15 to learn how to withdraw your shares under the Plan.

21.    HOW CAN I TRANSFER MY SHARES?

        In order to transfer shares, you will need to complete a Transfer Instruction Package. Simply visit the Administrator's website at www.bnymellon.com/shareowner to download the form or call the toll-free number to request a package. Please remember that you must obtain a Medallion Signature Guarantee for any transfer of shares.

        A Medallion Signature Guarantee insures that the individual signing the request for transfer is the owner or authorized representative. It can be obtained from financial institutions (including many banks and brokerage firms) participating in one or more of the Medallion Signature Guarantee programs. Book-to-book transfers, which involve transferring shares from an existing Plan account to a new Plan account, should follow the steps listed below.

  •
  Visit the Administrator's website www.bnymellon.com/shareowner or call the toll-free telephone number to request a Plan brochure and Enrollment Form for each new Participant's account. Complete the form(s), providing the full registration name, address and social security number of each new Participant. Each new participant must sign the Enrollment Form.

  •
  The completed Enrollment Form should be sent along with a written request indicating the number of shares (full and fractional) that should be transferred to the new Participant's account. All existing Participants in the current Plan account must sign the instructions and their signatures must be Medallion Guaranteed as discussed above.

  •
  Unless otherwise instructed on the Enrollment Form, dividends for the shares in the new Participant's account will be automatically reinvested. A confirmation advice of the transfer will be sent to new Participants.

22.    CAN THE PLAN BE AMENDED, MODIFIED, SUSPENDED OR TERMINATED?

        Although we expect to continue the Plan indefinitely, we reserve the right to amend, modify, suspend or terminate the Plan in any manner at any time. We will notify you in writing of any modifications made to the Plan.

23.    WHAT HAPPENS IF WE TERMINATE THE PLAN?

        If we terminate the Plan, you will receive a certificate for all whole shares of common stock held in your Plan account and a check representing the value of any fractional shares of common stock valued at the then current market price and any uninvested dividends or optional cash investments held in your account.

24.    ARE THERE ANY RISKS ASSOCIATED WITH THE PLAN?

        Your investment in shares of common stock purchased under the Plan is no different from any investment in shares of common stock that you hold directly. Neither we nor the Administrator can assure you a profit or protect you against a loss on shares that you purchase. You bear the risk of loss and enjoy the benefits of any gain from changes in the market price with respect to shares of common stock purchased under the Plan.

25.    HOW WILL YOU INTERPRET AND REGULATE THE PLAN?

        We may interpret, regulate and take any other action in connection with the Plan that we deem reasonably necessary to carry out the Plan. As a participant in the Plan, you will be bound by any actions taken by us or the Administrator.

26.    WHAT LAW GOVERNS THE PLAN?

        The laws of the State of Maryland will govern the terms, conditions and operation of the Plan.

27.    WHERE WILL NOTICES BE SENT?

        The Administrator will address all of its notices to you at your last known address. You should notify the Administrator promptly in writing of any change of address.

 USE OF PROCEEDS

        We will receive proceeds from the sale of common stock that the Administrator purchases directly from us. We will not receive proceeds from the sale of shares of common stock that the Administrator purchases in the open market or in privately negotiated transactions. We intend to contribute the net proceeds from the sale of shares of common stock offered hereby to our operating partnership, which would use such net proceeds for general corporate purposes, which may include the repayment of existing indebtedness, the development or acquisition of additional properties (including through the acquisition of individual properties, portfolios and companies) as suitable opportunities arise and the renovation, expansion and improvement of our existing properties. We cannot estimate either the number of shares of common stock or the prices of the shares that we will sell in connection with the Plan.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

        The following discussion summarizes the material federal income tax consequences that are generally applicable to prospective holders of SL Green common stock. The specific tax consequences of owning the offered securities will vary depending on the circumstances of a particular stockholder. The discussion contained herein does not address all aspects of federal income taxation that may be relevant to particular holders. Therefore, we strongly recommend that stockholders review the following discussion and then consult with a tax advisor to determine the anticipated tax consequences of owning the offered securities.

        The information in this section and the opinions of Greenberg Traurig, LLP are based on the Code, existing and proposed Treasury regulations thereunder, current administrative interpretations and court decisions. We cannot assume that future legislation, Treasury regulations, administrative interpretations and court decisions will not significantly change current law or affect existing interpretations of current law in a manner which is adverse to stockholders. Any such change could apply retroactively to transactions preceding the date of change. We cannot assume that the opinions and statements set forth herein, which do not bind the IRS or the courts, will not be challenged by the IRS or will be sustained by a court if so challenged.

        This summary does not discuss state, local or foreign tax considerations. Except where indicated, the discussion below describes general federal income tax considerations applicable to individuals who are U.S. persons for federal income tax purposes (as described below) and who hold the offered securities as "capital assets" within the meaning of Section 1221 of the Code. Accordingly, the following discussion has limited application to domestic corporations and persons subject to specialized federal income tax treatment, such as foreign persons, trusts, estates, tax-exempt entities, regulated investment companies and insurance companies.

        Under applicable Treasury regulations a provider of advice on specific issues of law is not considered an income tax return preparer unless the advice is (i) given with respect to events that have occurred at the time the advice is rendered and is not given with respect to the consequences of contemplated actions, and (ii) is directly relevant to the determination of an entry on a tax return. Accordingly, prospective stockholders should consult their respective tax advisors and tax return preparers regarding the preparation of any item on a tax return, even where the anticipated tax treatment has been discussed herein. In addition, prospective stockholders are urged to consult with their own tax advisors with regard to the application of the federal income tax laws to such stockholders' respective personal tax situations, as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

TAXATION OF THE COMPANY

        We elected to be taxed as a REIT under Sections 856 through 860 of the Code effective for our taxable year ended December 31, 1997. We believe that we have been organized and have operated, and we intend to continue to operate, in a manner to qualify as a REIT. In the opinion of Greenberg Traurig, LLP, commencing with our taxable year ended December 31, 2001, we have been organized and have been operated in conformity with the requirements for qualification and taxation as a REIT under the Code and our proposed method of operation will enable us to continue to meet the requirements for qualification and taxation as a REIT under the Code. This opinion is based on factual representations relating to the organization and operation of us, our operating partnership, our respective subsidiaries, factual representations relating to our continued efforts to comply with the various REIT tests and such documents that Greenberg Traurig, LLP has considered necessary or appropriate to review as a basis for rendering this opinion. Qualification and taxation as a REIT depends upon our ability to meet on a continuing basis, through actual annual operating results, the various qualification tests imposed under the Code. Greenberg Traurig, LLP will not review compliance with these tests on a continuing basis. See "Failure to Qualify" below.

        The following is a general summary of the material Code provisions that govern the federal income tax treatment of a REIT and its stockholders. These provisions of the Code are highly technical and complex.

        If we qualify for taxation as a REIT, we generally will not be subject to federal corporate income taxes on net income that we distribute currently to stockholders. This treatment substantially eliminates the double taxation (taxation at both the corporate and stockholder levels) that generally results from investment in a corporation.

        However, we will be subject to federal income and excise tax in specific circumstances, including the following:

  •
  we will be taxed at regular corporate rates on any undistributed REIT taxable income, including undistributed net capital gains.

  •
  we may be subject to the alternative minimum tax on our items of tax preference.

  •
  if we have (a) net income from the sale or other disposition of foreclosure property (which is, in general, property acquired by foreclosure or otherwise on default of a loan secured by the property) held primarily for sale to customers in the ordinary course of business or (b) other nonqualifying income from foreclosure property, we will be subject to tax at the highest corporate rate on such income.

  •
  if we have net income from prohibited transactions, which are, in general, sales or other dispositions of property held primarily for sale to customers in the ordinary course of business, such income will be subject to a 100% tax.

  •
  if we fail to satisfy either the 75% gross income test or the 95% gross income test, but nonetheless maintain our qualification as a REIT because other requirements have been met, we will be subject to a 100% tax on (i) the greater of (a) the amount by which we fail the 75% test and (b) the amount by which we fail the 95% test, multiplied by (ii) a fraction intended to reflect our profitability.

  •
  if we fail to distribute during each calendar year at least the sum of (a) 85% of our REIT ordinary income for such year, (b) 95% of our REIT capital gain net income for such year and (c) any undistributed taxable income from prior years, we will be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed.

  •
  if we fail to satisfy any of the REIT asset tests (other than a de minimis failure of the 5% or 10% asset test) due to reasonable cause and not due to willful neglect, and we nonetheless maintain our REIT qualification because of specified cure provisions, we will be required to pay a tax equal to the greater of $50,000 or the highest corporate tax rate multiplied by the net income generated by the nonqualifying assets that caused us to fail such test.

  •
  if we fail to satisfy any provision of the Code that would result in our failure to qualify as a REIT (other than a violation of the REIT gross income tests or certain violations of the asset tests) and the violation is due to reasonable cause, and not due to willful neglect, we may retain our REIT qualification but we will be required to pay a penalty of $50,000 for each such failure.

  •
  if we acquire any asset from a corporation generally subject to full corporate level tax in a transaction in which the basis of the asset in our hands is determined by reference to the basis of the asset in the hands of the corporation and we recognize gain on the disposition of such asset during the ten-year period beginning on the date on which such asset was acquired by us, then we will be subject to the built-in gain rule. Built-in gain is the excess of the fair market value of such property at the time of acquisition by us over the adjusted basis in such property at such time. Under the built-in gain rule, such gain will be subject to tax at the highest regular corporate rate applicable.

  •
  if it is determined that amounts of certain income and expense were not allocated between us and a Taxable REIT Subsidiary (as defined herein) on the basis of arm's length dealing, or to the extent we change a Taxable REIT Subsidiary interest in excess of a commercially reasonable rate, we will be subject to a tax equal to 100% of those amounts.

  •
  certain of our subsidiaries are C corporations, the earnings of which will be subject to United States federal and state income tax.

REQUIREMENTS FOR QUALIFICATION

        The Code defines a REIT as a corporation, trust, or association:

  (a)
  that is managed by one or more trustees or directors;

  (b)
  the beneficial ownership of which is evidenced by transferable shares or by transferable certificates of beneficial interest;

  (c)
  that would be taxable as a domestic corporation, but for Sections 856 through 859 of the Code;

  (d)
  that is neither a financial institution nor an insurance company subject to specific provisions of the Code;

  (e)
  the beneficial ownership of which is held by 100 or more persons;

  (f)
  during the last half of each taxable year not more than 50% in value of the outstanding stock of which is owned, directly or indirectly, by five or fewer individuals; and

  (g)
  that meets other tests, described below, regarding the nature of its income and assets.

        The Code provides that conditions (a) through (d), inclusive, must be met during the entire taxable year and that condition (e) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. Conditions (e) and (f), however, will not apply until after the first taxable year for which an election is made to be taxed as a REIT. We believe we have issued and have outstanding sufficient shares of stock with sufficient diversity of ownership to allow us to satisfy conditions (e) and (f). In addition, we intend to comply with Treasury regulations requiring us to ascertain the actual ownership of our outstanding shares. Our articles of incorporation include restrictions regarding the transfer of shares of capital stock that are intended to assist us in continuing to satisfy the share ownership requirements described in (e) and (f) above. See "EXCEEDING THE OWNERSHIP LIMIT SET FORTH IN OUR ARTICLES OF INCORPORATION" above.

        If a REIT owns a corporate subsidiary that is a qualified REIT subsidiary (generally, a corporation wholly owned by the REIT), that subsidiary is disregarded for federal income tax purposes and all assets, liabilities and items of income, deduction and credit of the subsidiary are treated as assets, liabilities and items of the REIT itself. Similarly, a single member limited liability company owned by the REIT or by the operating partnership is generally disregarded as a separate entity for federal income tax purposes.

        In the case of a REIT that is a partner in a partnership, Treasury regulations provide that for purposes of the gross income tests and asset tests, the REIT will be deemed to own its proportionate share, based on its interest in partnership capital, of the assets of the partnership and will be deemed to be entitled to the income of the partnership attributable to such share. In addition, the assets and gross income of the partnership will retain the same character in the hands of the REIT for purposes of Section 856 of the Code, including satisfying the gross income tests and asset tests, that they have in the hands of the partnership. Thus, our proportionate share of the assets, liabilities and items of gross income of the operating partnership will be treated as our assets, liabilities and items of gross income for purposes of applying the requirements described herein.

        Finally, a corporation may not elect to become a REIT unless its taxable year is the calendar year. Our taxable year is the calendar year.

        INCOME TESTS.    In order to maintain qualification as a REIT, we must annually satisfy two gross income tests. First, at least 75% of the REIT's gross income, excluding gross income from prohibited transactions, certain hedging transactions entered into after July 30, 2008, and certain foreign currency gains recognized after July 30, 2008, for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property, including rents from real property and, in specific circumstances, from certain types of temporary investments. Second, at least 95% of the REIT's gross income, excluding gross income from prohibited transactions, certain hedging transactions, and certain foreign currency gains recognized after July 30, 2008, for each taxable year must be derived from such real property investments described above and from dividends, interest and gain from the sale or disposition of stock or securities, or from any combination of the foregoing. If we fail to satisfy one or both of the 75% or the 95% gross income tests for any taxable year, we nevertheless may qualify as a REIT for such year if we are entitled to relief under specific provisions of the Code. These relief provisions generally are available if our failure to meet any such tests was due to reasonable cause and not due to wilful neglect, we attach a schedule of the sources of our income to our federal corporate income tax return and any incorrect information on the schedule was not due to fraud with intent to evade tax. It is not possible, however, to state whether in all circumstances we would be entitled to the benefit of these relief provisions. As discussed above, even if these relief provisions were to apply, a tax would be imposed with respect to the non-qualifying net income.

        For purposes of the income tests, rents received by a REIT will qualify as rents from real property only if the following conditions are met:

  •
  the amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from rents from real property solely by reason of being based on a fixed percentage or percentages of receipts or sales.

  •
  rents received from a tenant generally will not qualify as rents from real property in satisfying the gross income tests if the REIT, or a direct or indirect owner of 10% or more of the REIT, directly or constructively, owns 10% or more of such tenant.

  •
  if rent attributable to personal property, leased in connection with a lease of real property, is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as rents from real property.

  •
  the REIT generally must not operate or manage the property or furnish or render services to tenants, except through a Taxable REIT Subsidiary (as defined herein) or through an independent contractor who is adequately compensated and from whom the REIT derives no income.

        The independent contractor requirement, however, does not apply to the extent the services provided by the REIT are usually or customarily rendered in connection with the rental of space for occupancy only and are not otherwise considered rendered to the occupant. Additionally, under the de minimis rule for noncustomary services, if the value of the noncustomary service income with respect to a property, valued at no less than 150% of the REIT's direct costs of performing such services, is 1% or less of the total income derived from the property, then the noncustomary service income will not cause other income from the property to fail to qualify as rents from real property (but the noncustomary service income itself will never qualify as rents from real property).

        We have received a favorable ruling from the IRS with respect to our provision of telecommunication services, including high-speed Internet access, to our tenants. Under the ruling, providing these services to a property will not disqualify rents received from the property. In addition, amounts that we receive for providing these services will constitute rents from real property.

        From time to time, we may enter into hedging transactions with respect to one or more of our assets or liabilities. Our hedging activities may include entering into interest rate swaps, caps, and floors, options to purchase these items, and futures and forward contracts. Income from a hedging transaction, including gain from the sale or disposition of such a transaction, that is clearly identified as a hedging transaction as specified in the Code will not constitute gross income and thus will be exempt from the 95% gross income test to the extent such a hedging transaction is entered into on or after January 1, 2005, and will not constitute gross income and thus will be exempt from the 75% gross income test as well as the 95% gross income test to the extent such hedging transaction is entered into after July 30, 2008. Income and gain from a hedging transaction, including gain from the sale or disposition of such a transaction, entered into on or prior to July 30, 2008 will be treated as nonqualifying income for purposes of the 75% gross income test. Income and gain from a hedging transaction, including gain from the sale or disposition of such a transaction, entered into prior to January 1, 2005 will be qualifying income for purposes of the 95% gross income test. The term "hedging transaction," as used above, generally means any transaction we enter into in the normal course of our business primarily to manage risk of (1) interest rate changes or fluctuations with respect to borrowings made or to be made by us to acquire or carry real estate assets, or (2) for hedging transactions entered into after July 30, 2008, currency fluctuations with respect to an item of qualifying income under the 75% or 95% gross income test. To the extent that we do not properly identify such transactions as hedges or we hedge with other types of financial instruments, the income from those transactions is not likely to be treated as qualifying income for purposes of the gross income tests. We intend to structure any hedging transactions in a manner that does not jeopardize our status as a REIT.

        PROHIBITED TRANSACTION INCOME.    Any gain that we realize (including any net foreign currency gain recognized after July 30, 2008) on the sale of property held as inventory or otherwise held primarily for sale to customers in the ordinary course of business will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. This prohibited transaction income may also adversely affect our ability to satisfy the income tests for qualification as a REIT. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business is a question of fact that depends on all the facts and circumstances surrounding the particular transaction. We intend to hold our properties for investment with a view to long-term appreciation, to engage in the business of acquiring, developing and owning our properties and to make occasional sales of the properties as are consistent with our investment objectives. We do not intend to enter into any sales that are prohibited transactions. However, the IRS may successfully contend that some or all of our sales are prohibited transactions, and we would be required to pay the 100% penalty tax on the gains resulting from any such sales.

        PENALTY TAX.    Any redetermined rents, redetermined deductions or excess interest we generate will be subject to a 100% penalty tax. In general, redetermined rents are rents from real property that are overstated as a result of any services furnished to any of our tenants by one of our taxable REIT subsidiaries, and redetermined deductions and excess interest represent any amounts that are deducted by a taxable REIT subsidiary for amounts paid to us that are in excess of the amounts that would have been deducted based on arm's-length negotiations. Rents we receive will not constitute redetermined rents if they qualify for certain safe harbor provisions contained in the Code.

        From time to time our taxable REIT subsidiaries may provide services to our tenants. We intend to set any fees paid to our taxable REIT subsidiaries for such services at arm's-length rates, although the fees paid may not satisfy the safe-harbor provisions described above. These determinations are inherently factual, and the IRS has broad discretion to assert that amounts paid between related parties should be reallocated to clearly reflect their respective incomes. If the IRS successfully made such an assertion, we would be required to pay a 100% penalty tax on the excess of an arm's-length fee for tenant services over the amount actually paid.

        ASSET TESTS.    In order to maintain qualification as a REIT, we must also satisfy, at the close of each quarter of our taxable year, the following tests relating to the nature of our assets:

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  at least 75% of the value of our total assets must be represented by real estate assets, including (a) our allocable share of real estate assets held by the operating partnership or any partnerships in which the operating partnership owns an interest and (b) stock or debt instruments held for not more than one year purchased with the proceeds of a stock offering or long-term (i.e., at least five-year) public debt offering of SL Green, cash, cash items and government securities;

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  no more than 20% (25% for taxable years beginning on or after January 1, 2009) of the value of our total assets may be securities of one or more Taxable REIT Subsidiaries; and

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  except for securities in the 75% asset class and securities of a Taxable REIT Subsidiary or a qualified REIT subsidiary: (a) the value of any one issuer's securities owned by us may not exceed 5% of the value of our total assets; (b) we may not own more than 10% of the total voting power of any one issuer's outstanding securities; and (c) we may not own more than 10% of the total value of any one issuer's outstanding securities (other than certain "straight debt" securities).

        We own in excess of 10% of the stock of each of Gramercy Capital Corp. (NYSE:GKK) and a number of non-publicly traded REITs, each of which has elected to be taxed as a REIT for federal income tax purposes. As a REIT, each of these companies is subject to the various REIT qualification requirements. We believe that each of these companies has been organized and has operated in a manner to qualify for taxation as a REIT for federal income tax purposes and will continue to be organized and operated in this manner. If any of these companies were to fail to qualify as a REIT, our interest in the stock of such company could cease to be a qualifying real estate asset for purposes of the 75% asset test and could thus become subject to the 5% asset test, the 10% voting stock limitation and the 10% value limitation applicable to our ownership in corporations generally (other than REITs, qualified REIT subsidiaries and Taxable REIT Subsidiaries). As a result, we could fail to qualify as a REIT.

        A "Taxable REIT Subsidiary" is a corporation in which we own an interest that may earn income that would not be qualifying income if we earned it directly and may hold assets that would not be qualifying assets if we held them directly. We may hold up to 100% of the stock in a Taxable REIT Subsidiary. To treat a corporation as a Taxable REIT Subsidiary, we and the corporation must make a joint election by filing a Form 8875 with the IRS. A Taxable REIT Subsidiary will be liable for tax at corporate rates on any income it earns. Moreover, to prevent shifting of income and expenses between us and a Taxable REIT Subsidiary, the Code imposes on us a tax equal to 100% of certain items of income and expense that are not allocated between us and the Taxable REIT Subsidiary at arm's length. The 100% tax is also imposed to the extent we charge a Taxable REIT Subsidiary interest in excess of a commercially reasonable rate.

        After initially meeting an asset test at the close of any quarter, we will not lose our status as a REIT for failure to satisfy that asset test at the end of a later quarter solely by reason of changes in asset values. If the failure to satisfy the asset test results from an acquisition of securities or other property during a quarter, the failure can be cured by disposition of sufficient nonqualifying assets within 30 days after the close of that quarter.

        Under recently enacted legislation effective beginning with our 2005 taxable year, we would not lose our REIT status as the result of a failure of the 5% test, the 10% vote test or the 10% value test if value of the assets causing the violation did not exceed the lesser of 1% of the value of our assets at the end of the quarter in which the violation occurred or $10,000,000 and we were to cure the violation by disposing of assets within six months of the end of the quarter in which we identified the failure. In addition, for a failure of the 5% test, the 10% vote test or the 10% value test that is larger than this amount, and for a failure of the 75% test or the 20% (25% for taxable years beginning on or after January 1, 2009) taxable REIT subsidiary asset test, we would not lose our REIT status if the failure were for reasonable cause and not due to wilful neglect and we were to (i) file a schedule with the IRS describing the assets causing the violation, (ii) cure the violation by disposing of assets within six months of the end of the quarter in which we identified the failure and (iii) pay a tax equal to the greater of $50,000 or the product derived by multiplying the highest federal corporate income tax rate by the net income generated by the non-qualifying assets during the period of the failure. It is not possible, however, to state whether in all cases we would be entitled to these relief provisions.

        ANNUAL DISTRIBUTION REQUIREMENTS.    In order to qualify as a REIT, we are required to distribute dividends, other than capital gain dividends, to our stockholders in an amount at least equal to (a) the sum of (A) 90% of our REIT taxable income (computed without regard to the dividends paid deduction and our net capital gain) and (B) 90% of the net income, after tax, if any, from foreclosure property, minus (b) the sum of specific items of non-cash income. We must pay the distribution during the taxable year to which the distributions relate, or during the following taxable year, if declared before we timely file our tax return for the preceding year and paid on or before the first regular dividend payment after the declaration. In addition, a dividend declared and payable to a stockholder of record in October, November or December of any year may be treated as paid and received on December 31 of such year even if paid in January of the following year. To the extent that we do not distribute all of our net capital gain or distribute at least 90%, but less than 100%, of our REIT ordinary taxable income, we will be subject to tax on the undistributed amount at regular corporate capital gain and ordinary income rates, respectively. Furthermore, if we fail to distribute during each calendar year at least the sum of (a) 85% of our REIT ordinary income for such year, (b) 95% of our REIT capital gain income for such year and (c) any undistributed taxable income from prior periods, we will be subject to a 4% excise tax on the excess of such amounts over the amounts actually distributed.

        We intend to make timely distributions sufficient to satisfy the annual distribution requirements. In this regard, it is expected that our REIT taxable income will be less than our cash flow due to the allowance of depreciation and other non-cash charges in computing REIT taxable income. Moreover, the partnership agreement of the operating partnership authorizes us, as general partner, to take such steps as may be necessary to cause the operating partnership to make distributions to its partners in amounts sufficient to permit us to meet these distribution requirements. It is possible, however, that we may not have sufficient cash or other liquid assets to meet the 90% distribution requirement. In the event that such circumstances do occur, then in order to meet the 90% distribution requirement, we may cause the operating partnership to arrange for short-term, or possibly long-term, borrowings to permit the payment of required distributions.

        Under specific circumstances, we may rectify a failure to meet the distribution requirement for a year by paying deficiency dividends to stockholders in a later year that may be included in our deduction for dividends paid for the earlier year. Thus, we may be able to avoid being taxed on amounts distributed as deficiency dividends. However, we would be required to pay to the IRS interest based upon the amount of any deduction taken for deficiency dividends.

FAILURE TO QUALIFY

        If we fail to qualify for taxation as a REIT in any taxable year and certain relief provisions do not apply, we will be subject to tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates. Distributions to stockholders in any year in which we fail to qualify as a REIT will not be deductible by us, nor will we be required to make distributions. Unless entitled to relief under specific statutory provisions, we also will be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether in all circumstances we would be entitled to such statutory relief.

        Effective beginning with our 2005 taxable year, we would not lose our REIT status as the result of a failure to satisfy certain REIT requirements, such as requirements involving our organizational structure, if the failure was due to reasonable cause and not due to wilful neglect and we were to pay a tax of $50,000. It is not possible, however, to state whether in all cases we would be entitled to this statutory relief.

TAXATION OF STOCKHOLDERS

        This discussion does not address all of the tax consequences that may be relevant to particular stockholders in light of their particular circumstances. Stockholders should consult their own tax advisors for a complete description of the tax consequences of investing in the offered stock.

U.S. STOCKHOLDERS

        As used herein, the term U.S. Stockholder means a stockholder who is a U.S. Person. A U.S. Person is defined as a citizen or resident of the United States, a corporation or partnership (including an entity treated as a corporation or partnership for United States federal income tax purposes) created or organized in or under the laws of the United States, any State of the United States or the District of Columbia (other than a partnership that is not treated as a U.S. Person under any applicable Treasury regulations), an estate whose income is subject to United States federal income tax regardless of its source, or a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. Persons have the authority to control all substantial decisions of the trust. Notwithstanding the preceding sentence, to the extent provided in Treasury regulations, specific trusts in existence on August 20, 1996, and treated as U.S. Persons prior to such date, that elect to continue to be treated as U.S. Persons, also will be U.S. Persons.

        DISTRIBUTIONS.    As long as we qualify as a REIT, distributions made to our taxable U.S. Stockholders out of current or accumulated earnings and profits and not designated as capital gain dividends will be taken into account by them as ordinary income. Corporate stockholders will not be eligible for the dividends received deduction as to such amounts. Earnings and profits are allocated to distributions with respect to preferred stock before they are allocated to distributions with respect to common stock. Distributions that are designated as capital gain dividends will be taxed as capital gains to the extent they do not exceed our actual net capital gain for the taxable year without regard to the period for which the stockholder has held our stock. If we elect to retain and pay income tax on any net capital gain, a U.S. Stockholder would include in its income as capital gain its proportionate share of such net capital gain. A U.S. Stockholder would also receive the right to claim a refundable tax credit for such stockholder's proportionate share of the tax paid by us on such retained capital gains and an increase in its basis in our stock. This increase in basis will be in an amount equal to the excess of the undistributed capital gains over the amount of tax paid thereon by us. Distributions in excess of current and accumulated earnings and profits will not be taxable to a U.S. Stockholder to the extent that they do not exceed the adjusted basis of the stock, but rather will reduce the adjusted basis of the stock. To the extent that such distributions exceed a U.S. Stockholder's adjusted basis in the stock, such distribution will be included in income as capital gain, assuming the stock is a capital asset in the hands of the stockholder.

        Any dividend declared by us in October, November or December of any year payable to a stockholder of record on a specific date in any such month shall be treated as both paid by us and received by the stockholder on December 31 of such year, provided the dividend is actually paid by us during January of the following calendar year.

        SALE OR EXCHANGE.    In general, a U.S. Stockholder realizes capital gain or loss on the sale or exchange of the stock equal to the difference between (a) the amount of cash and the fair market value of any property received on such disposition, and (b) the stockholder's adjusted basis in the stock. To the extent a U.S. Stockholder who is an individual, a trust or an estate holds the stock for more than one year, any gain realized would be subject to tax rates applicable to long-term capital gains. However, any loss recognized by a U.S. Stockholder from selling or otherwise disposing of stock held for six months or less will be treated as long-term capital loss to the extent of dividends received by the stockholder that were required to be treated as long-term capital gains.

        TAX RATES ON CAPITAL GAINS.    The maximum tax rate for non-corporate taxpayers for (1) capital gains, including certain "capital gain dividends," has generally been reduced to 15% (although depending on the characteristics of the assets which produced these gains and on designations which we may make, certain capital gain dividends may be taxed at a 25% rate) and (2) "qualified dividend income" has generally been reduced to 15%. In general, dividends payable by REITs are not eligible for the reduced tax rate on corporate dividends, except to the extent that certain holding requirements have been met and the REIT' s dividends are attributable to dividends received from taxable corporations (such as its taxable REIT subsidiaries) or to income that was subject to tax at the corporate/REIT level (for example, if it distributed taxable income that it retained and paid tax on in the prior taxable year). The currently applicable provisions of the United States federal income tax laws relating to the 15% tax rate are currently scheduled to "sunset" or revert to the provisions of prior law effective for taxable years beginning after December 31, 2010, at which time the capital gains tax rate will be increased to 20% and the rate applicable to dividends will be increased to the tax rate then applicable to ordinary income. United States holders that are corporations may, however, be required to treat up to 20% of some capital gain dividends as ordinary income.

        BACKUP WITHHOLDING.    We will report to our U.S. Stockholders and the IRS the amount of dividends paid during each calendar year and the amount of tax withheld, if any, with respect thereto. Under the backup withholding rules, a stockholder may be subject to backup withholding at a rate of 28% with respect to dividends paid unless the holder (a) is a corporation or comes within other exempt categories and, when required, demonstrates this fact, or (b) provides a taxpayer identification number and certifies as to no loss of exemption, and otherwise complies with the applicable requirements of the backup withholding rules. In addition, we may be required to withhold a portion of capital gain distributions made to any stockholders who fail to certify their non-foreign status to us.

        An individual who is a U.S. Stockholder may satisfy the requirements for avoiding backup withholding by providing us with an appropriately prepared IRS Form W-9. If a U.S. Stockholder does not provide us with their correct taxpayer identification number, then the U.S. Stockholder may also be subject to penalties imposed by the IRS.

        Backup withholding tax is not an additional tax. Any amounts withheld under the backup withholding tax rules will be refunded or credited against the U.S. Stockholders federal income tax liability, provided the U.S. Stockholder furnishes the required information to the IRS.

TAXATION OF TAX-EXEMPT STOCKHOLDERS

        The IRS has ruled that amounts distributed as dividends by a qualified REIT generally do not constitute unrelated business taxable income ("UBTI") when received by a tax-exempt entity. Based on that ruling, the dividend income from our stock will not be UBTI to a tax-exempt stockholder, provided that the tax-exempt stockholder has not held stock as debt financed property within the meaning of the Code and such stock is not otherwise used in a trade or business unrelated to the tax-exempt stockholder's exempt purpose. Similarly, income from the sale of the stock will not constitute UBTI unless such tax-exempt stockholder has held such stock as debt financed property within the meaning of the Code or has used the shares in a trade or business.

        Notwithstanding the above paragraph, if we are a pension-held REIT, then any qualified pension trust that holds more than 10% of our stock will have to treat dividends as UBTI in the same proportion that our gross income would be UBTI. A qualified pension trust is any trust described in Section 401(a) of the Code that is exempt from tax under Section 501(a). In general, we will be treated as a pension-held REIT if both (a) we are predominantly owned by qualified pension trusts (i.e., if one such trust holds more than 25% of the value of our stock or one or more such trusts, each holding more than 10% of the value of our stock, collectively hold more than 50% of the value of our stock) and (b) we would not be a REIT if we had to treat our stock held by qualified pension trust as owned by the qualified pension trust (instead of treating such stock as owned by the qualified pension trust's multiple beneficiaries). Although we do not anticipate being classified as a pension-held REIT, we cannot assume that this will always be the case.

        In addition, if you are a tax-exempt stockholder described in Section 512(a)(3) of the Code, then distributions received from us may also constitute UBTI. You are described in Section 512(a)(3) if you qualify for exemption under Sections 501(c)(7), (9), (17), or (20).

TAXATION OF NON-U.S. STOCKHOLDERS

        The rules governing U.S. federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships and other foreign stockholders, which are referred to collectively as Non-U.S. Stockholders are complex and no attempt will be made herein to provide more than a limited summary of such rules. Non-U.S. Stockholders should consult with their own tax advisors to determine the impact of U.S. Federal, state and local income tax laws with regard to an investment in the stock, including any reporting requirements.

        ORDINARY DIVIDENDS.    Distributions, other than distributions that are treated as attributable to gain from sales or exchanges by us of U.S. real property interests and other than distributions designated by us as capital gain dividends, will be treated as ordinary income to the extent that they are made out of our current or accumulated earnings and profits. Such distributions to Non-U.S. Stockholders will ordinarily be subject to a withholding tax equal to 30% of the gross amount of the distribution, unless an applicable tax treaty reduces that tax rate. However, if income from the investment in the shares of the stock is treated as effectively connected with the Non-U.S. Stockholder's conduct of a U.S. trade or business, the Non-U.S. Stockholder generally will be subject to a tax at graduated rates in the same manner as U.S. Stockholders are taxed with respect to such dividends and may also be subject to the 30% branch profits tax if the stockholder is a foreign corporation.

        Dividends paid to an address in a country outside the United States are not presumed to be paid to a resident of such country for purposes of determining the applicability of withholding discussed above and the applicability of a tax treaty rate. A Non-U.S. Stockholder who wishes to claim the benefit of an applicable treaty rate may need to satisfy certification and other requirements, such as providing an IRS Form W-8BEN. A Non-U.S. Stockholder who wishes to claim that distributions are effectively connected with a United States trade or business, may need to satisfy certification and other requirements in order to avoid withholding, such as providing IRS Form W-8ECI. Other requirements may apply to Non-U.S. Stockholders that hold their shares through a financial intermediary or foreign partnership.

        RETURN OF CAPITAL.    Distributions in excess of our current and accumulated earnings and profits, which are not treated as attributable to the gain from the disposition by us of a U.S. real property interest, will not be taxable to a Non-U.S. Stockholder to the extent that they do not exceed the adjusted basis of the stock, but rather will reduce the adjusted basis of such stock. To the extent that such distributions exceed the adjusted basis of the stock, they will give rise to tax liability if the Non-U.S. Stockholder otherwise would be subject to tax on any gain from the sale or disposition of its stock, as described below. If it cannot be determined at the time a distribution is made whether such distribution will be in excess of current and accumulated earnings and profits, the distribution will be subject to withholding at the rate applicable to dividends. However, the Non-U.S. Stockholder may seek a refund of such amounts from the IRS to the extent it is subsequently determined that such distribution was, in fact, in excess of our current and accumulated earnings and profits.

        CAPITAL GAIN DIVIDENDS.    For any year in which we qualify as a REIT, distributions that are attributable to gain from sales or exchanges by us of U.S. real property interests will be taxed to a Non-U.S. Stockholder under the provisions of the Foreign Investment in Real Property Tax Act of 1980, as amended ("FIRPTA"). Under FIRPTA, these distributions are taxed to a Non-U.S. Stockholder as if such gain were effectively connected with a U.S. business. Thus, Non-U.S. Stockholders will be taxed on such distributions at the same capital gain rates applicable to U.S. Stockholders, subject to any applicable alternative minimum tax and special alternative minimum tax (in the case of nonresident alien individuals), without regard to whether such distributions are designated by us as capital gain dividends. Also, distributions subject to FIRPTA may be subject to a 30% branch profits tax in the hands of a corporate Non-U.S. Stockholder not entitled to treaty relief or exemption. We are required by applicable Treasury Regulations under FIRPTA to withhold 35% of any distribution that could be designated by us as a capital gain dividend. Under recently enacted legislation, capital gain dividends paid to a Non-U.S. Stockholder with respect to a class of REIT stock that is regularly traded on an established securities market in the United States will be treated as ordinary dividends, and not as capital gain dividends subject to FIRPTA, if the Non-U.S. Stockholder owns no more than 5% of the class of stock at any time during the one year period ending on the dividend payment date.

        SALE OR EXCHANGE OF STOCK.    Gain recognized by a Non-U.S. Stockholder upon a sale or exchange of stock, including a redemption that is treated as a sale, generally will not be taxed under FIRPTA if we are a domestically controlled REIT. A REIT is a "domestically controlled REIT" if at all times during a specified testing period less than 50% in value of its stock is held directly or indirectly by Non-U.S. persons. However, gain not subject to FIRPTA will be taxable to a Non-U.S. Stockholder if (a) investment in the stock is treated as effectively connected with the Non-U.S. Stockholder's U.S. trade or business, in which case the Non-U.S. Stockholder will be subject to the same treatment as U.S. Stockholders with respect to such gain, or (b) the Non-U.S. Stockholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year, in which case the nonresident alien individual will be subject to a 30% tax on the individual's capital gains. A similar rule will apply to capital gain dividends not subject to FIRPTA.

        Although we anticipate that we will qualify as a domestically controlled REIT, we cannot assume that we will continue to so qualify. If we were not a domestically controlled REIT, whether or not a Non-U.S. Stockholder's sale of stock would be subject to tax under FIRPTA would depend on whether or not the stock was regularly traded on an established securities market and on the size of the selling Non-U.S. Stockholder's interest in us. If the gain on the sale of the stock were to be subject to tax under FIRPTA, the Non-U.S. Stockholder would be subject to the same treatment as U.S. Stockholders with respect to such gain, subject to any applicable alternative minimum tax and a special alternative minimum tax (in the case of nonresident alien individuals) and the purchaser of such stock may be required to withhold 10% of the gross purchase price.

OTHER TAX CONSIDERATIONS

EFFECT OF TAX STATUS OF OPERATING PARTNERSHIP AND OTHER ENTITIES ON REIT QUALIFICATION

        All of our significant investments are held through the operating partnership. The operating partnership may hold interests in properties through property-owning entities. The operating partnership and the property-owning entities, as well as SL Green Management LLC, involve special tax considerations. These tax considerations include:

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  allocations of income and expense items of the operating partnership and the property-owning entities, which could affect the computation of taxable income of SL Green;

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  the status of the operating partnership, the property-owning entities and SL Green Management LLC as partnerships or entities that are disregarded as entities separate from their owners, as opposed to associations taxable as corporations, for income tax purposes; and

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  the taking of actions by the operating partnership or any of the property-owning entities that could adversely affect our qualification as a REIT.

        In the opinion of Greenberg Traurig, LLP, based on the factual representations by our company and the operating partnership, as set forth in the first paragraph of this section, for federal income tax purposes, the operating partnership will be treated as a partnership and neither SL Green Management LLC nor any of the property-owning entities will be treated as an association taxable as a corporation (other than a Taxable REIT Subsidiary or corporation qualified to make a REIT election). If, however, the operating partnership or any of such other entities were treated as an association taxable as a corporation, we would fail to qualify as a REIT for a number of reasons.

        The partnership agreement requires that the operating partnership be operated in a manner that will enable us to satisfy the requirements for classification as a REIT. In this regard, we will control the operation of the operating partnership through its rights as the sole general partner of the operating partnership.

TAX ALLOCATIONS WITH RESPECT TO THE PROPERTIES

        When property is contributed to a partnership in exchange for an interest in the partnership, the partnership generally takes a carryover basis in that property for tax purposes. Therefore, the partnership's basis is equal to the adjusted basis of the contributing partner in the property, rather than a basis equal to the fair market value of the property at the time of contribution. Pursuant to Section 704(c) of the Code, income, gain, loss and deductions attributable to such contributed property must be allocated in a manner such that the contributing partner is charged with, or benefits from, respectively, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of unrealized gain or unrealized loss is generally equal to the difference between the fair market value of the contributed property at the time of contribution and the adjusted tax basis of such property at the time of contribution, which we refer to as a "Book-Tax Difference." Such allocations are solely for federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners. The operating partnership was funded by way of contributions of appreciated property to the operating partnership in the transactions leading to its formation. Consequently, the partnership agreement requires these allocations to be made in a manner consistent with Section 704(c) of the Code and the Treasury regulations thereunder, which we refer to as the "Section 704(c) Regulations."

        The Section 704(c) Regulations require partnerships to use a "reasonable method" for allocation of items affected by Section 704(c) of the Code and they outline three methods which may be considered reasonable for these purposes. The operating partnership generally uses the "traditional method" of Section 704(c) allocations, which is the least favorable method from our perspective because of technical limitations. Under the traditional method, depreciation with respect to a contributed property for which there is a Book-Tax Difference first will be allocated to SL Green and other partners who did not have an interest in the property until they have been allocated an amount of depreciation equal to what they would have been allocated if the operating partnership had purchased such property for its fair market value at the time of contribution. In addition, if this property is sold, gain equal to the Book-Tax Difference at the time of sale will be specially allocated to the contributor of the property. These allocations tend to eliminate the Book-Tax Differences with respect to the contributed properties over the depreciable lives of the contributed property. However, they may not always entirely eliminate the Book-Tax Difference on an annual basis or with respect to a specific taxable transaction such as a sale. This could cause us (a) to be allocated lower depreciation deductions for tax purposes than would be allocated to us if all properties were to have a tax basis equal to their fair market value at the time of contribution and (b) to be allocated lower amounts of taxable loss in the event of a sale of such contributed interests in the properties at a book loss, than the economic or book loss allocated to us as a result of such sale, with a corresponding benefit to the other partners in the operating partnership. These allocations might adversely affect our ability to comply with REIT distribution requirements, although we do not anticipate that this will occur. These allocations may also affect our earnings and profits for purposes of determining the portion of distributions taxable as dividend income. The application of these rules over time may result in a higher portion of distributions being taxed as dividends than would have occurred had we purchased our interests in the properties at their agreed values.

        Interests in the properties purchased by the operating partnership for cash simultaneously with or subsequent to our admission to the operating partnership initially will have a tax basis equal to their fair market value. Thus, Section 704(c) of the Code will not apply to such interests.

TAX SHELTER REPORTING

        Under recently promulgated Treasury regulations, if a stockholder recognizes a loss with respect to the shares of $2 million or more for an individual stockholder or $10 million or more for a corporate stockholder, the stockholder may be required to file a disclosure statement with the Internal Revenue Service on Form 8886. Direct stockholders of portfolio securities are in many cases exempt from this reporting requirement, but stockholders of a REIT currently are not excepted. The fact that a loss is reportable under these regulations does not affect the legal determination of whether the taxpayer's treatment of the loss is proper. Stockholders should consult their tax advisors to determine the applicability of these regulations in light of their individual circumstances.

FEDERAL ESTATE TAXES

        In general, if an individual who is not a citizen or resident (as defined in the Code) of the United States owns (or is treated as owning) our stock at the date of death, such stock will be included in the individual's estate for United States federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

STATE AND LOCAL TAX

        We and our stockholders may be subject to state and local tax in states and localities in which we do business or own property. Our tax treatment and the tax treatment of the stockholders in such jurisdictions may differ from the federal income tax treatment described above.

PLAN OF DISTRIBUTION

        Except to the extent the Administrator purchases shares of common stock in the open market or in privately negotiated transactions with third parties, we will sell directly to the Administrator the shares of common stock acquired under the Plan. The shares, including shares acquired pursuant to requests for waivers, may be resold in market transactions on any national securities exchange on which shares of common stock trade or in privately negotiated transactions. The shares of common stock currently are listed on the NYSE under the symbol "SLG."

        Persons who acquire shares of our common stock through the Plan and resell them shortly after acquiring them, including coverage of short positions, under certain circumstances, may be participating in a distribution of securities that would require compliance with Regulation M under the Securities Exchange Act of 1934, as amended, and may be considered to be underwriters within the meaning of the Securities Act of 1933, as amended. We will not extend to any such person any rights or privileges other than those to which he, she or it would be entitled as a participant, nor will we enter into any agreement with any such person regarding the resale or distribution by any such person of the shares of our common stock so purchased. We may, however, accept optional cash payments and initial investments made pursuant to requests for waiver by such persons.

        From time to time, financial intermediaries, including brokers and dealers, and other persons may engage in positioning transactions in order to benefit from any discounts applicable to optional cash payments and initial investments made under the Plan. Those transactions may cause fluctuations in the trading volume of our common stock. Financial intermediaries and such other persons who engage in positioning transactions may be deemed to be underwriters. We have no arrangements or understandings, formal or informal, with any person relating to the sale of shares of our common stock to be received under the Plan. We reserve the right to modify, suspend or terminate participation in the Plan by otherwise eligible persons to eliminate practices that are inconsistent with the purposes of the Plan.

        Subject to the availability of shares of common stock registered for issuance under the Plan, there is no total maximum number of shares that can be issued pursuant to the reinvestment of dividends and optional cash investments. We will pay all trading fees and service charges in connection with the reinvestment of dividends and optional cash investments to purchase common stock under the Plan. You will have to pay any fees payable in connection with your voluntary sale of shares from your Plan account and/or withdrawal from the Plan.

 LEGAL MATTERS

        Certain legal matters will be passed upon for us by Clifford Chance US LLP, New York, New York and the legal matters described under "Certain U.S. Federal Income Tax Considerations" will be passed upon by Greenberg Traurig, LLP, New York, New York.

EXPERTS

        The consolidated financial statements of SL Green Realty Corp. appearing in SL Green Realty Corp's Annual Report (Form 10-K) for the year ended December 31, 2008 (including the schedule appearing therein), and the effectiveness of SL Green Realty Corp.'s internal control over financial reporting as of December 31, 2008 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

        The consolidated financial statements of Reckson Operating Partnership L.P. appearing in Reckson Operating Partnership L.P.'s Annual Report (Form 10-K) for the year ended December 31, 2007 (including the schedule appearing therein), have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        We are subject to the informational requirements of the Exchange Act, and, in accordance therewith, we file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information we file with the SEC at the SEC's Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. The SEC maintains an Internet website (http://www.sec.gov) that contains reports, proxy statements and information statements, and other information regarding issuers that file electronically with the SEC. Our SEC filings are also available on our Internet website (http://www.slgreen.com). The information contained on or connected to our website is not, and you must not consider the information to be, a part of this prospectus. Our securities are listed on the NYSE and all such material filed by us with the NYSE also can be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

        We have filed with the SEC a registration statement on Form S-3, of which this prospectus is a part, under the Securities Act, with respect to the securities. This prospectus does not contain all of the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information concerning our company and the securities, reference is made to the registration statement. Statements contained in this prospectus as to the contents of any contract or other documents are not necessarily complete, and in each instance, reference is made to the copy of such contract or documents filed as exhibits to the registration statement, each such statement being qualified in all respects by such reference.

        The SEC allows us to "incorporate by reference" information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information in this prospectus. This prospectus incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about us, our business and our finances.

Document	Period
Annual Report on Form 10-K (File No. 1-13199)	Year ended December 31, 2008

Filed
Definitive Proxy Statement on Schedule 14A (File No. 1-13199)	April 29, 2008

        In addition, this prospectus incorporates by reference the documents set forth below that Reckson Operating Partnership, L.P. has previously filed with the SEC. These documents contain important information about Reckson Operating Partnership, L.P.'s financial condition. These documents include the following:

Document	Period
Annual Report on Form 10-K (File No. 033-84580)	Year ended December 31, 2007

        All documents which we file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus but before the termination of the offering of securities made under this prospectus will also be deemed to be incorporated by reference.

        If you request, either orally or in writing, we will provide you with a copy of any or all documents which are incorporated by reference. Such documents will be provided to you free of charge, but will not contain any exhibits, unless those exhibits are specifically incorporated by reference into those documents. Requests should be addressed to Andrew S. Levine, Esq., SL Green Realty Corp., 420 Lexington Avenue, New York, NY 10170, telephone number (212) 594-2700.

26FEB200902560266 EXHIBIT A Visit Investor ServiceDirect® at www.bnymellon.com/shareowner to enroll online or complete and sign this paper form and mail in the courtesy envelope provided to: BNY MellonShareownerServices P.O. Box 358035, Pittsburgh, PA 15252-8035 Enrollment Form for SL Green Realty Corp. Dividend Reinvestment and Stock Purchase Plan IMPORTANT INFORMATION ABOUT PROCEDURES FOR OPENING A NEW ACCOUNT To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each person who opens an account. What this means for you: When you complete an enrollment application, we will ask for your name, address, date of birth, and other information that will allow us to identify you. Please be aware that we will verify the information you provide and may also ask for copies of your driver’s license or other identifying documents. 1. Account Registration (Select one of the following account types, printing clearly in CAPITAL LETTERS) Individual or Joint Account Gift Transfer to a Minor (UGMA/UTMA) Trust (Check one trustee type) Organization of Business Entity (Check one) Owner’s name Custodian’s name Minor’s name Minor’s Social Security Number (required) Trustee: Individual or organization name and Co-trustee’s name, if applicable Name of trust For the benefit of Trust Taxpayer Identification Number (required) Name of Entity Taxpayer Identification Number (required) 1 of 3 Joint Owner’s name Joint Owner’s Social Security Number (used for tax reporting) Owner’s Social Security Number (used for tax reporting) Owner’s date of birth (month/day/year) Tenants in common Person as trustee Corporation Partnership Other Organization as trustee Tenants by entirety Community property Minor’s date of birth (month/day/year) Date of Trust (month/day/year) Custodian’s state Donor’s state The account will be registered “Joint Tenants with Rights of Survivorship” unless you check a box below: A-1

26FEB200902560680 2. Address 3. Initial Investment 4. Dividend Options Mailing address (including apartment or box number) City ( ) Daytime Phone Country of Residence As a new investor I wish to enroll in the Plan by making an initial investment. (Check one.) You may choose to reinvest all or part of the dividends paid on SL Green Realty Corp. Common Stock. If no option is selected the Administrator will automatically reinvest your dividends. (Check one.) Enclosed is my check for $ Make checks payable to BNY Mellon/SL Green. (Initial investment must be at least $1,000 and maximum of $10,000.) Automatic Initial Investment I hereby choose to initiate my investment in SL Green Realty Corp. Common Stock by authorizing an individual automatic debit for at least $1,000 from my bank account. (Complete section 5, Bank Account Information.) Reinvest the dividends on ALL shares. I would like a portion of my dividends reinvested. Please remit to me the dividends on shares. I understand that the dividends on my remaining shares, as well as all future shares that I acquire, will be reinvested. All cash–Do not reinvest my dividends. You may receive your cash dividends by electronic transfer into your bank account. (Your dividend check will be automatically mailed to your address of record UNLESS you check here): Additionally, I hereby authorize the Administrator and the Financial Institution indicated in section 5 to deduct from my account $ per month ($250 minimum) and apply amounts so deducted toward the purchase of SL Green Realty Corp. Common Stock under the account designated. Provide additional information for mailing address outside the U.S.: Province Routing or Postal Code State Zip (Upon receipt of this form, properly completed, the Plan Administrator will contact your bank to deduct the amount(s) indicated from your bank account on or about the 25th of each month. The Administrator will invest your funds beginning on the next Investment Date. Such deductions and investments will continue monthly until you notify the Plan Administrator to change or discontinue them. Should your account have insufficient funds to cover the authorized deduction, no deduction or investment will occur. In such an event, you may be charged a fee by your financial institution for insufficient funds.) 2 of 3 Deposit Cash Dividends Electronically I hereby authorize the Administrator to have my dividends deposited automatically in my bank account. (Complete section 5, Bank Account Information.) A-2

26FEB200902560433 5. Bank Account Information 6. Account Authorization Signature (Check one – U.S. or Non-U.S.) (Complete if Automatic Investments or Electronic Dividend Deposits are selected.) The following bank information will be used for your authorized Automatic Investments and Direct Deposits of Dividends. You may edit bank information online at www.bnymellon.com/shareowner Check type of account: Please provide your bank or credit union account information in the boxes below: Bank of Credit Union's routing number (ABA) (available from the bank or credit union) Bank or Credit Union account number Checking Savings 3 of 3 Signature of Owner Date (month / day / year) Date (month / day / year) Signature of Joint Owner U.S. Citizens and Resident Aliens Request for Taxpayer Identification Number (Substitute Form W-9) Under penalties of perjury, I certify that: (1) The number shown on this form is my correct Taxpayer Identification Number, and (2) I am not subject to backup withholding because (a) I am exempt from backup withholding, or (b) I have not been notified by the IRS that I am subject to backup withholding as a result of a failure to report all interest or dividends, or (c) the IRS has notified me that I am no longer subject to backup withholding, and (3) I am a U.S. person (including a U.S. Resident Alien). Non-U.S. Citizens and Non-Resident Aliens Certificate of Foreign Status of Beneficial Owner (Substitute Form W-8BEN) Under penalties of perjury, I declare that I have examined the information on this form and to the best of my knowledge and belief it is true, correct, and complete. I further certify under penalties of perjury that: - I am the beneficial owner (or am authorized to sign for the beneficial owner) of all the income to which this form relates, - The beneficial owner is not a U.S. person. - The income to which this form relates is not effectively connected with the conduct of a trade or business in the United States or is effectively connected but is not subject to tax under an income tax treaty, and - For broker transactions or barter exchanges, the beneficial owner is an exempt foreign person as defined in the instructions. Furthermore, I authorize this form to be provided to any withholding agent that has control, receipt, or custody of the income of which I am the beneficial owner or any withholding agent that can disburse or make payments of the income of which I am the beneficial owner. Organization or Business Entity Exempt from Backup Withholding I qualify for exemption and my account will not be subject to tax reporting and backup withholding Claim of Tax Treaty Benefits I certify that: The beneficial owner is a resident of within the meaning of the income tax treaty between the United States and that country. My/Our signature(s) below indicates I/we have read the Plan brochure and agree to the terms therein and herein. A-3

EXHIBIT B

PLAN SERVICE FEES SCHEDULE

Enrollment Fee for New Investors	No Charge
Initial Purchase of Shares of Common Stock	No Charge
Sale of Shares of Common Stock (partial or full)*
Transaction Fee	$15.00 per sale transaction
Trading Fee	$0.10 per share
Reinvestment of Dividends**	No Charge
Optional Cash Purchases	No Charge
Gift or Transfer of Shares of Common Stock	No Charge
Safekeeping of Share Certificates	No Charge
Certificate Issuance	No Charge
Deposits Returned Unpaid	$35.00 per item
Duplicate Statements
Current Year	No Charge
Prior Year(s)	$20.00 per year requested

*
The Administrator will deduct the applicable fees from the proceeds of a sale. Note that upon a sale of shares of common stock in connection with a withdrawal, participant pays the transaction and trading fee described above rather than brokerage fees. See Question 15.

**
Shares of common stock purchased with reinvested dividends may reflect a discount ranging from 0% to 3%. The discount is initially expected to be 0%, but may be adjusted by us at our discretion at any time.

        We reserve the right to amend or modify this Plan Service Fees Schedule at any time.

B-1

EXHIBIT C

REQUEST FOR WAIVER FORM

SL GREEN REALTY CORP.

        Participants in the SL Green Realty Corp. Dividend Reinvestment and Stock Purchase Plan wishing to make optional cash investments in excess of $10,000 must obtain our prior written approval by completing this Request for Waiver Form and returning it to The Bank of New York Mellon, our Administrator under the Plan, via facsimile at (201) 680-4654 no later than three (3) business days preceding the start of a Pricing Period for an Investment Date. We have the sole discretion to approve any request to make an optional cash investment in excess of the $10,000 maximum allowable amount, and we may determine the amount that you may invest pursuant to such waiver. If you do not receive a response from us in connection with your request for waiver, you should assume that we have denied your request.

        If we approve your request for waiver, then you must send the Administrator a copy of our written approval along with your optional cash investment of greater than $10,000. The Administrator must receive the tear-off portion of your account statement, check and our written approval for waiver by the close of business on the last business day immediately preceding the first day of the applicable Pricing Period. Please see Questions 9 and 10 of the Plan for provisions relating to optional cash investments and requests for waivers.

        I wish to make an optional cash investment in the Plan in excess of the $10,000 maximum allowable limit for the next Investment Period. In that regard, I hereby request that SL Green Realty Corp. waive the $10,000 limit so that I may make an aggregate cash investment for such Investment Period of $                .

Participant's signature	Social Security Number(s) Date
Participant's signature	Address
Print name	City State Zip

C-1

2,000,000 Shares

Common Stock

DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN

PROSPECTUS

MARCH 2, 2009

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.    OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

        The following table sets forth the estimated fees and expenses in connection with the issuance and distribution of the securities being registered hereby, which will be borne by the registrant. All amounts shown are estimates, except for the SEC registration fee:

SEC Registration Fee	$1,032.02
Printing and Duplicating Expenses	$15,000
Legal Fees and Expenses	$50,000
Accounting Fees and Expenses	$45,000
Miscellaneous	$20,000

Total	$131,032.02

ITEM 15.    INDEMNIFICATION OF DIRECTORS AND OFFICERS

        The Maryland General Corporation Law, or MGCL, permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from actual receipt of an improper benefit or profit in money, property or services or active and deliberate dishonesty established by a final judgment as being material to the cause of action. Our articles of incorporation contains such a provision which eliminates such liability to the maximum extent permitted by Maryland law.

        Our articles of incorporation authorize us, to the maximum extent permitted by Maryland law, to obligate ourselves to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any present or former director or officer or (b) any individual who, while a director of our company and at the request of us, serves or has served another corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee of the corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. The bylaws of our company obligate it, to the maximum extent permitted by Maryland law, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any present or former director or officer who is made a party to the proceeding by reason of his service in that capacity or (b) any individual who, while a director of our company and at the request of us, serves or has served another corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee of the corporation, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made a party to the proceeding by reason of his service in that capacity. The articles of incorporation and bylaws also permit us to indemnify and advance expenses to any person who served a predecessor of our company in any of the capacities described above and to any employee or agent of our company or a predecessor of our company.

        The MGCL requires a corporation to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made a party by reason of his service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (1) was committed in bad faith or (2) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation. In addition, the MGCL requires us, as a condition to advancing expenses, to obtain (a) a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by us as authorized by the bylaws and (b) a written statement by or on his behalf to repay the amount paid or reimbursed by us if it shall ultimately be determined that the standard of conduct was not met.

        We have entered into indemnification agreements with each of our executive officers and directors. The indemnification agreements require, among other matters, that we indemnify our executive officers and directors to the fullest extent permitted by law and advance to the executive officers and directors all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted. Under these agreements, we must also indemnify and advance all expenses incurred by executive officers and directors seeking to enforce their rights under the indemnification agreements and may cover executive officers and directors under our directors' and officers' liability insurance. Although indemnification agreements offer substantially the same scope of coverage afforded the bylaws, they provide greater assurance to directors and executive officers that indemnification will be available, because, as contracts, they cannot be modified unilaterally in the future by the board of directors or the stockholders to eliminate the rights they provide. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling our company pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission the indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

ITEM 16.    EXHIBITS

Exhibit Number	Description
4.1	Specimen Common Stock certificate of SL Green Realty Corp. incorporated by reference to the Registration Statement on Form S-11 (No. 333-29329), declared effective by the Commission on August 14, 1997.
5.1*	Opinion of Clifford Chance US LLP, counsel to the registrant, as to the legality of the securities being registered.
8.1*	Opinion of Greenberg Traurig, LLP, counsel to the registrant, as to certain tax matters.
23.1*	Consent of Ernst & Young LLP.
23.2*	Consent of Clifford Chance US LLP (included in Exhibit 5.1).
23.3*	Consent of Greenberg Traurig, LLP (included in Exhibit 8.1).
24.1*	Power of Attorney (included on the signature page hereto).

*
Filed herewith.

ITEM 17.    UNDERTAKINGS

(a)
The undersigned registrant hereby undertakes:

(1)
To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)
To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

    (ii)
    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

    (iii)
    To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(l)(i), (a)(l)(ii) and (a)(l)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

  (2)
  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3)
  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (4)
  That, for the purpose of determining liability under the Securities Act of 1933, to any purchaser:

  (i)
  Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

  (ii)
  Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933, shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

  (5)
  That, for the purpose of determining liability of the registrant under the Securities Act of 1933, to any purchaser in the initial distribution of the securities, the undersigned registrant hereby undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

  (i)
  Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

  (ii)
  Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

  (iii)
  The portion of any other free writing prospectus relating to the offering containing material information about an undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

  (iv)
  Any other communication that is an offer in the offering made by the registrant to the purchaser.

  (6)
  That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934), that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(b)
Insofar as indemnification for liabilities arising under the Securities Act of 1933, may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(c)
The undersigned registrant hereby undertakes that:

(1)
For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933, shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)
For the purpose of determining any liability under the Securities Act of 1933, each post effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on March 2, 2009.

SL Green Realty Corp.
By:	/s/ GREGORY F. HUGHES
	Name: Title:	Gregory F. Hughes Chief Operating Officer and Chief Financial Officer

POWER OF ATTORNEY

        KNOW ALL MEN BY THESE PRESENTS, that we, the undersigned officers and directors of SL Green Realty Corp. hereby severally constitute Marc Holliday, Andrew S. Levine and Gregory F. Hughes, and each of them singly, our true and lawful attorneys and with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below, the Registration Statement on Form S-3 filed herewith and any and all amendments to said Registration Statement on Form S-3, and generally to do all such things in our names and in our capacities as officers and directors to enable SL Green Realty Corp. to comply with the provisions of the Securities Act of 1933, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said Registration Statement on Form S-3 and any and all amendments thereto.

        Pursuant to the requirements of the Securities Exchange Act of 1933, this Registration Statement has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated:

Signature	Title	Date
/s/ STEPHEN L. GREEN Stephen L. Green	Chairman of the Board of Directors	March 2, 2009
/s/ MARC HOLLIDAY Marc Holliday	Chief Executive Officer and Director	March 2, 2009
/s/ GREGORY F. HUGHES Gregory F. Hughes	Chief Operating Officer and Chief Financial Officer	March 2, 2009
/s/ JOHN H. ALSCHULER, JR. John H. Alschuler, Jr.	Director	March 2, 2009
/s/ EDWIN THOMAS BURTON, III Edwin Thomas Burton, III	Director	March 2, 2009
/s/ JOHN S. LEVY John S. Levy	Director	March 2, 2009

EXHIBIT INDEX

Exhibit Number	Description
4.1	Specimen Common Stock certificate of SL Green Realty Corp. incorporated by reference to the Registration Statement on Form S-11 (No. 333-29329), declared effective by the Commission on August 14, 1997.
5.1*	Opinion of Clifford Chance US LLP, counsel to the registrant, as to the legality of the securities being registered.
8.1*	Opinion of Greenberg Traurig, LLP, counsel to the registrant, as to certain tax matters.
23.1*	Consent of Ernst & Young LLP.
23.2*	Consent of Clifford Chance US LLP (included in Exhibit 5.1).
23.3*	Consent of Greenberg Traurig, LLP (included in Exhibit 8.1).
24.1*	Power of Attorney (included on the signature page hereto).

*
Filed herewith.